UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

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POLYONE CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF 2018

ANNUAL MEETING OF SHAREHOLDERS

AND PROXY STATEMENT

PolyOne Corporation

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MESSAGE FROM OUR CEO

March 29, 2018

Dear Fellow Shareholder:

You are cordially invited to attend the PolyOne Corporation Annual Meeting of Shareholders (the “Annual Meeting”), which will be held at 9:00 a.m. on Thursday, May 17, 2018, at PolyOne Corporation’s corporate headquarters located at PolyOne Center, 33587 Walker Road, Avon Lake, Ohio 44012.

A Notice of the 2018 Annual Meeting of Shareholders, a proxy summary and the Proxy Statement follows. Please review this material for information concerning the business to be conducted at the Annual Meeting and the nominees for election to our Board of Directors (the “Board”).

You will also find enclosed a proxy and/or voting instruction card and an envelope in which to return the card. Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return your enclosed proxy and/or voting instruction card, or vote by telephone or over the Internet as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. Your vote is very important. You may, of course, withdraw your proxy and change your vote prior to or at the Annual Meeting by following the steps described in the Proxy Statement.

I appreciate the strong support of our shareholders over the years and look forward to seeing you at the meeting.

Sincerely,

Robert M. Patterson

Chairman, President and Chief Executive Officer

PolyOne Corporation

Please refer to the accompanying materials for voting instructions.

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NOTICE OF 2018 ANNUAL MEETING OF SHAREHOLDERS

Thursday, May 17, 2018

9:00 a.m. Eastern Standard Time

PolyOne Center, 33587 Walker Road, Avon Lake, Ohio 44012

We are pleased to invite you to join our Board, senior leadership and other associates of PolyOne Corporation (“PolyOne” or the “Company”) for the Annual Meeting. The purposes of the Annual Meeting are to:

1.	Elect ten nominees to our Board;

2.	Approve, on an advisory basis, our Named Executive Officer compensation;

3.	Ratify the appointment of Ernst & Young LLP (“EY”) as our independent registered public accountants for 2018; and

4.	Consider and transact any other business that may properly come before the Annual Meeting.

The Board set March 20, 2018 as the record date for the Annual Meeting and owners of record of shares of common stock of PolyOne as of the close of business on that date are eligible to:

●	Receive this notice of the Annual Meeting; and

●	Vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting.

Please ensure that your shares are represented at the Annual Meeting by promptly voting and submitting your proxy by telephone or over the Internet, or by completing, signing, dating and returning your proxy form in the enclosed envelope.

March 29, 2018	For the Board of Directors Lisa K. Kunkle Secretary and General Counsel

Important Notice regarding the availability of Proxy materials for the

Annual Meeting to be held on May 17, 2018:

The proxy statement, proxy card and annual report to shareholders for the fiscal year ended

December 31, 2017 are available at our Internet website, www.polyone.com, on the

“Investor Relations” page.

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PROXY SUMMARY

PROXY SUMMARY

This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

VOTING AND MEETING INFORMATION

Your vote is important to the future of the Company. Please carefully review the proxy materials for the Annual Meeting, which will be held on Thursday, May 17, 2018 at 9:00 a.m. Eastern Standard Time at PolyOne Center, 33587 Walker Road, Avon Lake, Ohio 44012. Follow the instructions below to cast your vote on all of the voting matters.

We are mailing this proxy statement and the enclosed proxy card and, if applicable, the voting instruction card, to shareholders on or about March 29, 2018. Our telephone number is (440) 930-1000.

Who is Eligible to Vote

You are entitled to vote if you were a shareholder of record at the close of business on March 20, 2018, the record date for the Annual Meeting. Each share of common stock is entitled to one vote for each Board of Director nominee and one vote for each of the other proposals to be voted on.

Advance Voting Methods

Even if you plan to attend our Annual Meeting in person, if you are a registered holder, please cast your vote as soon as possible using one of the following advance methods:

Visit www.proxyvote.com to vote your proxy OVER THE INTERNET until 11:59 p.m. (ET) on May 16, 2018.

Call 1-800-690-6903 to vote your proxy BY TELEPHONE until 11:59 p.m. (ET) on May 16, 2018.

Sign, date and return your proxy card/voting instruction form to vote BY MAIL.

Each shareholder’s vote is important. Please complete, sign, date and return your proxy or voting instruction form, or submit your vote and proxy by telephone or over the Internet.

Attending and Voting at the Annual Meeting

All registered holders may vote in person at the Annual Meeting. Beneficial owners may vote in person at the meeting if they have a legal proxy.

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PROXY SUMMARY

Company Operating Performance

PolyOne again delivered earnings growth in 2017, driven by broad-based organic revenue growth of 7% and record-setting performances from our Color, Additives and Inks (“CAI”), Performance Products and Solutions (“PPS”) and Distribution (“POD”) segments. Strong revenue growth and record operating income helped to overcome substantial raw material inflation and supply chain disruptions resulting from Hurricane Harvey. Additional 2017 Company financial performance highlights include:

●   Full year 2017 Generally Accepted Accounting Principles (“GAAP”) earnings per share increased to $2.11 in 2017, compared to $1.96 in 2016.

●   Adjusted earnings per share in 2017 increased to $2.21, an all-time record and a 7% increase from $2.06 in 2016. (1)

●   Our Company has delivered eight consecutive years of significant adjusted earnings per share growth.

●   Record performance in our CAI, PPS and POD segments, which delivered operating income of $138.6 million, $77.1 million and $72.6 million, respectively, in 2017.

●   Divested Designed Structures and Solutions (“DSS”) and reinvested the proceeds in specialty color acquisitions.

●   Increased commercial resources by nearly 20% in the last three years, which led to 2017 organic revenue growth of 7%, representing the highest level of organic sales expansion since coming out of the recession in 2010. We also expanded our specialty solutions portfolio through several highly innovative acquisitions.

●   Increased our dividend 30% to $0.175 per quarter, representing the seventh consecutive year of increases, and announced a plan to increase our dividend 60% or more cumulatively over the next three years.

●   Strong balance sheet and free cash flow, as total cash and liquidity ended the year at $244 million and $574 million, respectively. Since 2011, we have returned nearly $950 million to shareholders through dividend and share repurchases.

(1)	Adjusted earnings per share reported in this proxy statement differs from what is reported under United States GAAP. See Appendix A for an explanation of management’s use of non-GAAP financial measures and a reconciliation of non-GAAP financial measures to our results as reported under GAAP.

Our Company Culture

Our strong performance reflects the Company culture we strive to create, which is made possible through the dedication and hard work of our global associates. Our mission is to become the world’s premier provider of specialized polymer materials, services and solutions, as we execute our proven four-pillar strategy of Specialization, Globalization, Commercial Excellence and Operational Excellence. We, in turn, support our associates’ efforts by investing in them and aligning compensation accordingly.

Our core values of Collaboration, Innovation and Excellence, and our personal values of Integrity, Honesty and Respect are critical to our culture and underpin all that our associates do.

A continuous focus on safety is one way we can take care of our people, and our 0.69 injury incidence rate last year is five times better than the industry average. To help us improve and progress on our journey, we recently sought and obtained the American Chemistry Council’s Responsible Care certification. This was one of our greatest accomplishments in 2017.

While we are proud of our safety and financial performance, we welcome the challenge of continually building upon our positive momentum, which is why we are always refining our culture. We do this by hiring the best and brightest people through robust campus and mid-career recruiting, as well as by developing talent from within through unique leadership development opportunities. One such initiative is LEAD by Women, a leadership development initiative where PolyOne associates build their skills with the goal of advancing diversity and inclusion at all levels of the Company.

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PROXY SUMMARY

More commentary on our work in culture and sustainability can be found in the Letter to Shareholders in the 2017 Annual Report.

Share Appreciation

Our Company has delivered a positive return to shareholders over time that significantly outperforms our peer group, as reflected below.

Impact of Our Performance on Named Executive Officer 2017 Compensation

Our 2017 compensation reflected our pay-for-performance philosophy of aligning executive compensation directly with our financial performance.

Annual Incentive Plan

We set aggressive goals for each of our performance measures in our 2017 annual cash incentive program (the “2017 Annual Incentive Program”) under the PolyOne Corporation Senior Executive Annual Incentive Plan, as amended and restated (the “Annual Plan”). Our strong operational performance in 2017 resulted in the executive officers named in the 2017 Summary Compensation Table of this proxy statement (the “Named Executive Officers”) earning an above target payout under the 2017 Annual Incentive Program, with the exception of Mr. Nikrant’s payout which was below target.

Messrs. Patterson, Richardson and Garratt’s 2017 Annual Incentive Program opportunities were based on consolidated results. Messrs. Crist, Van Hulle and Nikrant’s 2017 Annual Incentive Program opportunities were based on business unit-specific results and, while the adjusted operating income performance goals for such opportunities were weighted 60% overall, the opportunities were based two-thirds on business unit-specific results and one-third on consolidated PolyOne adjusted operating income results. Mr. Crist’s metrics changed during the year from POD metrics to CAI metrics and, as a result, his 2017 Annual Incentive Program payout was prorated based on his earnings under the respective metrics.

The following table shows, for each Named Executive Officer, other than Mr. Altice, the target 2017 Annual Incentive Program payout opportunity, the percentage of such payout opportunity earned based on 2017 performance, and the dollar value of the ultimate payout. Mr. Altice did not receive a payout under the 2017 Annual Plan due to his separation from service.

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PROXY SUMMARY

2017 Annual Incentive Program Payouts
Named Executive Officer	2017 Target Opportunity ($)	Payout %	Payout ($)
Mr. Patterson	$1,151,077	113.00%	$1,300,717
Mr. Richardson	$370,250	113.00%	$418,383
Mr. Crist	$205,827	121.05%	$249,160
Mr. Garratt	$224,654	113.00%	$253,859
Mr. Nikrant	$232,269	72.60%	$168,627
Mr. Van Hulle	$130,900	112.80%	$147,655

Long-Term Incentive Program

In 2017 the Named Executive Officers earned a 72% cash-settled performance unit payout under the Amended and Restated PolyOne Corporation 2010 Equity and Performance Incentive Plan (the “Long-Term Incentive Plan”). The payout was earned by PolyOne exceeding adjusted earnings per share thresholds over four, equally-weighted performance periods as noted below.

2015 – 2017 Cash-Settled Performance Units Performance Measure: Adjusted Earnings Per Share

Performance Periods	Weighting	Target	Result	Payout %
January 1, 2015 – December 31, 2015	25%	$2.07	$1.96	69%
January 1, 2016 – December 31, 2016	25%	$2.42	$2.13	64%
January 1, 2017 – December 31, 2017	25%	$2.43	$2.18	81%
January 1, 2015 – December 31, 2017	25%	$6.92	$6.27	74%
Total Attainment				72%

All financial measures (threshold, target and maximum levels, and results) with respect to the incentives described above were calculated with adjustments for acquisitions, divestitures and special items pursuant to the terms of the 2017 Annual Incentive Program and 2015 - 2017 long-term incentive program (the “2015-2017 Long-Term Incentive Program”) and as approved by the Compensation Committee.

For information on the terms and conditions of these incentive programs, see the “What We Pay and Why: Elements of Compensation” section of this proxy statement.

Our Director Nominees and Committee Membership

You are being asked to vote on the election of ten Directors. Detailed information about each Director’s background, qualifications, attributes, skills and experience can be found beginning on page 9.

Name	Age	Director Since	Principal Position	Notable Skills and Experiences	Inde- pendent	Committee Membership*
						AC	CC	N&GC	EH&SC
Robert E. Abernathy	63	2018	Retired Chairman and Chief Executive Officer, Halyard Health, Inc.	Financial, International, Industry Experience, Regulatory, Technology, HR, Operations, Environmental, Corporate Governance	Yes	M

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PROXY SUMMARY

Name	Age	Director Since	Principal Position	Notable Skills and Experiences	Inde- pendent	Committee Membership*
						AC	CC	N&GC	EH&SC
Richard H. Fearon	62	2004	Lead Director Vice Chairman and Chief Financial and Planning Officer, Eaton	Financial, International, Industry Experience, Regulatory, Technology, HR, Operations, Corporate Governance	Yes		M	C
Gregory J. Goff	61	2011	Chairman, President and Chief Executive Officer, Andeavor	Financial, International, Industry Experience, Technology, HR, Operations, Environmental, Corporate Governance	Yes			M	C
William R. Jellison	60	2015	Retired Vice President, Chief Financial Officer, Stryker Corporation	Financial, International, Industry Experience, Regulatory, Technology, Operations, Corporate Governance	Yes	C
Sandra Beach Lin	60	2013	Retired President, Chief Executive Officer and Director of Calisolar, Inc.	Financial, International, Industry Experience, Regulatory, Technology, HR, Operations, Environmental, Corporate Governance	Yes	M		M
Kim Ann Mink	58	2017	Chairman, President and Chief Executive Officer, Innophos Holdings, Inc.	Financial, International, Industry Experience, Regulatory, Technology, HR, Operations, Corporate Governance	Yes				M
Robert M. Patterson	45	2014	Chairman, President and Chief Executive Officer, PolyOne	Financial, International, Industry Experience, HR, Operations, Corporate Governance	No				M
William H. Powell	72	2008	Retired Chairman and Chief Executive Officer of National Starch and Chemical Company	Financial, International, Industry Experience, Regulatory, Technology, HR, Operations, Environmental, Corporate Governance	Yes		C		M
Kerry J. Preete	57	2013	Executive Vice President, Chief Strategy Officer, Monsanto Company	International, Industry Experience, Regulatory, Technology, HR, Operations, Environmental	Yes		M	M
William A. Wulfsohn	56	2011	Chairman and Chief Executive Officer, Ashland Global Holdings Inc.	Financial, International, Industry Experience, Technology, HR, Operations, Environmental, Corporate Governance	Yes	M	M

  * Reflects Committee membership immediately following the Annual Meeting.

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PROXY SUMMARY

Governance Highlights

As part of our commitment to overall excellence, our Company’s governance practices include the following:

Director Independence

●	Strong commitment to Director independence: Nine out of our ten Director nominees are independent
●	The independent Directors regularly hold executive sessions, led by the independent Lead Director

Independent Lead Director

●	The independent Directors have selected Richard H. Fearon to serve as independent Lead Director
●	Among other responsibilities, the independent Lead Director:

✓	Chairs executive sessions of the non-employee Directors and provides feedback and perspective to the Chief Executive Officer regarding discussions at these sessions
✓	Facilitates communications between the Chairman and other members of the Board
✓	Provides input from the Directors to the Chairman of the Board with regard to agendas and schedules for Board meetings
✓	Advises the Chairman of the Board as to the quality, quantity and timeliness of the flow of information from management to the Board and regarding the effectiveness of Board meetings
✓	Interviews all Board candidates, and provide the Nominating and Governance Committee with recommendations on each candidate
✓	Maintains close contact with the Chair of each standing committee and assists in maintaining communications between each committee and the Board
✓	Considers the retention of advisers and consultants who report directly to the Board of Directors
✓	Chairs Board meetings when the Chairman of the Board is unable to do so

Board Oversight of Risk Management

●	The Board oversees risk management, setting appropriate “tone at the top”
●	The Board assesses and analyzes the most likely areas of current and future risk for the Company on an on-going basis
●	The Board regularly communicates with management regarding materials risks and to convey its expectations clearly

Stock Ownership Requirements

●	We maintain robust stock ownership requirements
●	The stock ownership requirement for our Chief Executive Officer is 125,000 shares and for all other directors is 12,500 shares (within five years of onboarding)

Board Practices

●	Our Board annually conducts an evaluation of its performance, which includes a peer evaluation of each Director
●	The Nominating and Governance Committee reviews criteria for Board membership and considers changes as needed so that the Board continues to reflect the appropriate mix of skills and experience
●	Non-employee Directors may not stand for re-election following the date of the Director’s 72nd birthday, although the Board may waive this limitation if it determines such waiver to be in the best interests of the Company
●	All Directors stand for election annually
●	We maintain a majority voting policy for uncontested Director elections

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PROXY STATEMENT

POLYONE CORPORATION

PolyOne Center

33587 Walker Road

Avon Lake, Ohio 44012

PROXY STATEMENT

Dated March 29, 2018

Our Board respectfully requests your proxy for use at the Annual Meeting to be held at PolyOne’s corporate headquarters located at PolyOne Center, 33587 Walker Road, Avon Lake, Ohio 44012 at 9:00 a.m. on Thursday, May 17, 2018, and at any adjournments of that meeting. This proxy statement is to inform you about the matters to be acted upon at the meeting.

If you attend the meeting, you may vote your shares by ballot. If you do not attend, your shares may still be voted at the meeting if you sign and return the enclosed proxy card or vote by telephone or over the Internet as described below. Common shares represented by a properly signed proxy card will be voted in accordance with the choices marked on the card. If no choices are marked, the shares will be voted: (1) to elect the nominees listed in the “Proposal 1 – Election of Board of Directors” section of this proxy statement; (2) to approve, on an advisory basis, our Named Executive Officer compensation; and (3) to ratify the appointment of EY as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

You may revoke your proxy before it is voted by giving notice to us in writing or orally at the meeting. Persons entitled to direct the vote of shares held by The PolyOne Retirement Savings Plan and the PolyOne Canada Inc. Retirement Savings Program will also receive a proxy and voting instruction card. If you receive a proxy and voting instruction card for one of these plans, you must sign and return the card as indicated on the card in order to instruct the trustee on how to vote the shares held under the respective plan. You may revoke your proxy and voting instruction card before the trustee votes the shares held by it by giving notice in writing to the trustee.

You may also submit your proxy by telephone or over the Internet. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. These procedures allow shareholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. Instructions for voting by telephone and over the Internet are printed on the proxy cards.

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ELECTION OF BOARD OF DIRECTORS

PROPOSAL 1 — ELECTION OF BOARD OF DIRECTORS

Our Board currently consists of 11 Directors. Pursuant to the Director retirement policy contained in our Corporate Governance Guidelines, Richard A. Lorraine will not stand for re-election at our Annual Meeting. Thus, following the Annual Meeting and, assuming the election of all of the Board nominees, our Board will consist of ten Directors.

Each Director serves for a one-year term until a successor is duly elected and qualified, subject to the Director’s earlier death, retirement or resignation. Our Corporate Governance Guidelines provide that all non-employee Directors will retire from the Board not later than the Annual Meeting immediately following the Director’s 72nd birthday, although the Board may waive this limitation if it determines that such a waiver is in PolyOne’s best interests. At a meeting on March 9, 2018, the Board approved a resolution waiving this policy for William H. Powell for one year, while a search is conducted for a new independent director. The Board concluded that the Company would benefit from his additional year of service as a Director due to his extensive knowledge of the Company and the specialty chemical industry.

A shareholder who wishes to nominate a person for election as a Director must provide written notice to our Secretary in accordance with the procedures specified in Regulation 12 of our Code of Regulations (“Regulations”). Generally, the Secretary must not receive the notice less than 60 nor more than 90 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s Annual Meeting. The notice must set forth, as to each nominee, the name, age, principal occupation and employment during the past five years, name and principal business of any corporation or other organization in which such occupation and employment were carried on and a brief description of any arrangement or understanding between such person and any others pursuant to which such person was selected as a nominee. The notice must include the nominee’s signed consent to serve as a Director if elected. The notice must set forth the name and address of, and the number of our common shares owned by, the shareholder giving the notice and the beneficial owner on whose behalf the nomination is made and any other shareholders believed to be supporting such nominee.

Following are the nominees for election as Directors for terms expiring in 2018, a description of the business experience of each nominee and the names of other publicly-held companies for which he or she currently serves as a director or has served as a director during the past five years. Each nominee for election as Director was previously elected by our shareholders, other than Robert E. Abernathy. Mr. Abernathy was recommended to our Nominating and Governance Committee for election to the Board by a third-party search firm, Russell Reynolds Associates. Mr. Abernathy was subsequently recommended by our Nominating and Governance Committee to the Board for election as a Director, and the Board elected Mr. Abernathy as a Director on March 7, 2018. The composition of the Board is intended to reflect an appropriate mix of skill sets, experience and qualifications that are relevant to PolyOne Corporation’s business and governance over time.

In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that the nominee should serve as a Director, the Board also believes that all of our Director nominees are individuals of substantial accomplishment with demonstrated leadership capabilities. Each of our Director nominees also has the following personal characteristics, which are required attributes for all Board nominees: high ethical standards, integrity, judgment and an ability to devote sufficient time to the affairs of our Company. The information below is current as of March 20, 2018.

Our Board recommends a vote FOR all the nominees listed below.

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ELECTION OF BOARD OF DIRECTORS

Robert E. Abernathy

Retired Chairman and Chief Executive Officer of Halyard Health, Inc., a medical technology company that focuses on eliminating pain, speeding recovery, and preventing infection for healthcare providers and patients worldwide. Mr. Abernathy served as Chief Executive Officer of Halyard Health from its spinoff from Kimberly-Clark in October 2014 until his retirement in June 2017, during which time he also served as Chairman. He continued as Chairman until September 2017. Prior to that, he worked for Kimberly-Clark, a global personal care products company. He joined Kimberly-Clark in 1982 and served in numerous roles of increasing responsibility, including President, Global Healthcare from June 2014 until October 2014 and Executive Vice President, from November 2013 to June 2014.

Qualifications, Attributes, Skills and Experience: As our newest Board member, we believe that our Company can capitalize on Mr. Abernathy’s significant global experience, particularly in developing markets. Further, Mr. Abernathy’s prior role as a Chief Executive Officer of a publicly traded company and service on several other external boards will enable him to provide relevant and topical advice on issues affecting public companies. Mr. Abernathy’s unique perspective gained while working in the healthcare and consumer products industries can add value when evaluating our commercial relationships in those industries.

Current Directorships: Haemonetics Corporation

Former Directorships: Halyard Health, Inc., RadioShack Corp., Lubrizol Corp., Kimberly-Clark de Mexico

Age: 63

Director since: 2018

Richard H. Fearon

Lead Director of our Board since May 14, 2015. Chief Financial and Planning Officer of Eaton, a global manufacturing company since April 2002 and Vice Chairman since January 2009. Mr. Fearon is responsible for the accounting, control, corporate development, information systems, internal audit, investor relations, strategic planning, tax and treasury functions of Eaton. Prior to Eaton, Mr. Fearon worked at several large diversified companies, including Transamerica Corporation, NatSteel Limited and The Walt Disney Company. He also serves on the boards of The Playhouse Square Foundation, the Cleveland Museum of Art, and Manufacturers Alliance, a trade organization of leading manufacturing companies.

Qualifications, Attributes, Skills and Experience: We believe that Mr. Fearon’s years of experience as Eaton’s Chief Financial Officer provide the Board with important insight. He has comprehensive knowledge of financial accounting standards and extensive experience in financial statement preparation, corporate finance, corporate development, risk management and investor relations. As a sitting executive and leader at a multi-national corporation, Mr. Fearon is particularly equipped to advise our Board on current issues facing our Company. Further, given that he has served as Lead Director since 2015, he also provides significant governance expertise.

Current Directorships: Eaton

Former Directorships: Southern Steel Bhd, Centurion Industries Ltd.

Age: 62

Director since: 2004

Gregory J. Goff

President and Chief Executive Officer since May 2010, and Chairman since December 2014, of Andeavor (formerly Tesoro Corporation), a leading company in the independent refining and marketing business. He is also Chairman and Chief Executive Officer of Andeavor Logistics LP (formerly Tesoro Logistics LP), a NYSE-listed master limited partnership that owns, operates and develops crude oil and refined products and logistics assets, since April 2011. Prior to joining Tesoro in 2010, Mr. Goff worked for ConocoPhillips Corporation, an integrated energy company, where he held a number of senior leadership positions, most recently Senior Vice President Commercial from 2008 to 2010.

Qualifications, Attributes, Skills and Experience: We believe that, as a Board member with proven leadership capabilities and as an executive who has extensive international business experience across Europe, Asia and Latin America, Mr. Goff provides a unique perspective on our strategy and operations. Mr. Goff’s deep understanding of the energy industry and specialty chemical businesses provides valuable insight into PolyOne’s strategic planning. His experience as the Chief Executive Officer of a large, independent refining and petroleum products marketing company and his participation as a member of national trade associations provide him with valuable experience that can enhance our Board.

Current Directorships: Andeavor, Andeavor Logistics GP, LLC (the general partner of Andeavor Logistics LP)

Former Directorships: DCP Midstream CP, LLC

Age: 61

Director since: 2011

9

ELECTION OF BOARD OF DIRECTORS

William R. Jellison

Retired Vice President, Chief Financial Officer of Stryker Corporation, one of the world’s leading medical technology companies. Mr. Jellison served in this capacity from 2013 to 2016. Prior to joining Stryker, Mr. Jellison served as the Senior Vice President and Chief Financial Officer of Dentsply International, the world’s largest manufacturer of professional dental products, from 1998 to 2013, except for a roughly two-year period of time between 2002 and 2005 when he was a Senior Vice President with full P&L responsibilities for some of Dentsply’s operating divisions located in the U.S., Europe and Asia. Mr. Jellison began his career with the Donnelly Corporation, a publicly traded international automotive parts supplier, where he served in several senior leadership roles, advancing to Vice President of Finance.

Qualifications, Attributes, Skills and Experience: We believe that Mr. Jellison brings a unique perspective, especially with respect to opportunities to further specialize in the healthcare industry. In addition, Mr. Jellison brings substantial financial experience from a large, publicly-traded company to the Board. And, his experience abroad provides him with diverse operating experiences in international markets, which provides the Board with a meaningful global business perspective. Mr. Jellison is able to use his experience in serving as an executive at a respected medtech company to guide our Board in driving further specialization.

Current Directorships: Young Innovations

Former Directorships: None

Age: 60

Director since: 2015

Sandra Beach Lin

Retired President, Chief Executive Officer and Director of Calisolar, Inc. (now Silicor Materials Inc.), a solar silicon company, from August 2010 to 2011. She was Executive Vice President, then Corporate Executive Vice President, at Celanese Corporation, a global hybrid chemical company, from 2007 to 2010. Prior to Celanese, Ms. Beach Lin held global senior executive positions at Avery Dennison Corporation, Alcoa and Honeywell International.

Qualifications, Attributes, Skills and Experience: We believe that Ms. Lin’s extensive senior executive experience, including as a Chief Executive Officer, leading global businesses in multiple industries provides her with valuable skills to serve on our Board. She has a deep understanding of the specialty chemicals industry, a strong operational foundation and wide-ranging international experience. Ms. Lin also serves as a director for two other public companies and one privately-held biomedical polymer company, which provides her with additional experience she utilizes while serving as a valued member of our Board.

Current Directorships: WESCO International, Inc.; American Electric Power Company, Inc.; and Interface Biologics Inc.

Former Directorships: None

Age: 60

Director since: 2013

Kim Ann Mink

Chairman, President and Chief Executive Officer, Innophos Holdings, Inc., a leading international producer of performance-critical and nutritional functional ingredients, with applications in food, health and industrial specialties markets, since 2015. Prior to joining Innophos, Dr. Mink served as Business President of Elastomers, Electrical and Telecommunications at the Dow Chemical Company, a specialty chemicals provider, from September 2012 to December 2015. She joined Dow in April 2009 as Global General Manager, Performance Materials and President and Chief Executive Officer of ANGUS Chemical Co. (then a fully-owned subsidiary of Dow Chemical). Prior to joining Dow, she was Corporate Vice President and Global General Manager, Ion Exchange Resins at the Rohm and Haas Company (now a fully-owned subsidiary of Dow), where she spent more than 20 years serving in numerous senior roles with increasing responsibilities.

Qualifications, Attributes, Skills and Experience: We believe Dr. Mink provides us with valuable counsel related to her chemical and advanced materials background. Further, her experience as a Chief Executive Officer of a public company provides PolyOne with a diverse perspective when forming strategies to guide the direction of our Company. PolyOne also benefits from her experience and expertise in technology and varied end markets.

Current Directorships: Innophos Holdings, Inc.

Former Directorships: None

Age: 58

Director since: 2017

10

ELECTION OF BOARD OF DIRECTORS

Robert M. Patterson

Chairman, President and Chief Executive Officer of PolyOne since May 2016. Mr. Patterson served as President and Chief Executive Officer of PolyOne from May 2014 until May 2016, as Executive Vice President and Chief Operating Officer from March 2012 until May 2014, as Executive Vice President and Chief Financial Officer from January 2011 until March 2012, and as PolyOne’s Senior Vice President and Chief Financial Officer from May 2008 until January 2011. Prior to joining PolyOne, Mr. Patterson served in leadership roles at Novelis, Inc., an aluminum rolled products manufacturer, and SPX Corporation, a multi-industry manufacturer and developer, after starting his career at Arthur Andersen LLP.

Qualifications, Attributes, Skills and Experience: We believe that, as our Chief Executive Officer and in light of his prior executive experience, Mr. Patterson is particularly well qualified to serve on our Board and as our Chairman, as his past and future service enables him to develop comprehensive knowledge of the various segments of our industry and business and of the critical internal and external challenges we face. His responsibility for developing and executing the annual operating plans and strategic plans provide him with the knowledge and experience needed to provide unique and valuable input to our Board.

Current Directorships: None

Former Directorships: None

Age: 45

Director since: 2014

William H. Powell

Retired Chairman and Chief Executive Officer of National Starch and Chemical Company, a specialty chemicals company. Mr. Powell served in this capacity from 1999 until his retirement in 2006.

Qualifications, Attributes, Skills and Experience: We believe that Mr. Powell’s previous employment as a Chief Executive Officer has provided him with the leadership skills that are important in serving as a Director of our Company. His prior employment in the specialty chemicals industry is particularly relevant. This experience gives him the knowledge and insight to provide valuable advice and strategic direction in addressing the issues facing our Company. Mr. Powell also serves as a director of other public companies, which provides him with experiences he can utilize when serving as a member of our Board.

Current Directorships: Granite Construction Incorporated; FMC Corporation

Former Directorships: Arch Chemicals, Inc.

Age: 72

Director since: 2008

Kerry J. Preete

Executive Vice President, Chief Strategy Officer for Monsanto Company, a leading global provider of technology-based solutions and agricultural products that improve farm productivity and food quality, since 2010. Mr. Preete was Monsanto Company’s President, Global Crop Protection Division from 2009 to 2010 and Vice President, International Commercial Business from 2008 to 2009. From 1985 to 2008, Mr. Preete served in various roles of increasing responsibility at Monsanto.

Qualifications, Attributes, Skills and Experience: Because of his broad experience at a leading, well-known company, we believe Mr. Preete brings an insightful perspective on running a successful, innovative company. Mr. Preete is specifically adept in not only thinking strategically, but also tactically, and these traits will be valuable to PolyOne as it continues into the future. Further, his global experience and understanding will assist PolyOne in its plans to operate in different regions and cultures, and we believe his global business acumen is relevant and transferable across industries. Mr. Preete’s operational foundation, strategic expertise, and global experience are assets to PolyOne’s Board.

Current Directorships: None

Former Directorships: None

Age: 57

Director since: 2013

11

ELECTION OF BOARD OF DIRECTORS

William A. Wulfsohn

Chairman and Chief Executive Officer of Ashland Global Holdings Inc., a global leader in providing specialty chemical solutions to customers in a wide range of customer and industrial markets, since January 2015. He was also Non-Executive Chairman of Valvoline Inc., a majority-owned subsidiary of Ashland Global Holdings and a leading worldwide producer and distributer of premium-branded automotive, commercial and industrial lubricants and automotive chemicals, from September 2016 until September 2017. He did not stand for re-election to the Valvoline Board and ceased serving as a director at the end of January 2018. From July 2010 until December 2014, Mr. Wulfsohn was President and Chief Executive Officer of Carpenter Technology Corporation, a manufacturer of stainless steel, titanium and other specialty metals and engineered products, and was a director of Carpenter from April 2009 until December 2014.

Qualifications, Attributes, Skills and Experience: We believe that Mr. Wulfsohn is a valuable addition to our Board. He is a proven leader, with deep and varied experience in technology and successful business operations. His background in managing operations in Europe and Asia/Pacific provides him with international expertise that can be of value to PolyOne. Further, we believe his experience as a Chief Executive Officer of publicly-traded specialty companies has given him unique skills to assist in providing guidance on PolyOne’s continuing transformation.

Current Directorships: Ashland Global Holdings Inc.

Former Directorships: Carpenter Technology Corporation, Valvoline Inc.

Age: 56

Director since: 2011

12

ADVISORY VOTE

PROPOSAL 2 — ADVISORY VOTE TO APPROVE NAMED

EXECUTIVE OFFICER COMPENSATION

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and Section 14A of the Securities Exchange Act of 1934 (referred to as the “Exchange Act”), our Board is submitting a “Say on Pay” proposal for shareholder consideration. While the vote on Named Executive Officer compensation is non-binding and solely advisory in nature, our Board and the Compensation Committee will review the voting results. If there are a significant number of negative votes, we will seek to understand the concerns that influenced the vote and expect to address them in making future decisions about our executive compensation programs.

Currently advisory “Say on Pay” votes are scheduled to be held once every year. It is anticipated that the next Say on Pay vote will occur at our 2019 Annual Meeting.

As described more fully in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee of our Board has structured our executive compensation program to achieve the following key objectives:

Objective	How Our Executive Compensation Program Achieves This Objective
Attract, Motivate and Help Retain Management	Competing effectively to attract, motivate and help retain a management team that leads in setting and achieving the overall goals and objectives of PolyOne
Pay-For-Performance	Setting a significant portion of each Named Executive Officer’s total compensation in the form of variable compensation that is earned when pre-established financial performance goals are achieved
Align Executive Compensation with Shareholders’ Interests	Focusing incentive programs on the critical performance measures that determine PolyOne’s overall success and reward executives for the attainment of short-term results, balanced with the need for sustainable long-term success

We urge shareholders to read the “Compensation Discussion and Analysis” section of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives. We also encourage you to review the 2017 Summary Compensation Table and other related compensation tables and narratives in the “Executive Compensation” section of this proxy statement, which provide detailed information regarding the compensation of our Named Executive Officers. The Board and the Compensation Committee believe that the policies and procedures described and explained in the “Compensation Discussion and Analysis” section of this proxy statement are effective in achieving our business goals and the compensation of our Named Executive Officers reported in the “Executive Compensation” section of this proxy statement has supported and contributed to the Company’s recent and long-term success.

Our Board recommends a vote FOR Proposal 2 to approve, on an advisory basis, our Named Executive Officer compensation.

We believe you should vote “FOR” our Named Executive Officer compensation program and approve the following resolution because the compensation actually earned by our Named Executive Officers for our 2017 performance was aligned with our pay-for-performance objectives, our Company’s performance and shareholder interests:

“RESOLVED, that the compensation paid to PolyOne’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion, is hereby APPROVED.”

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AUDIT

PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed EY as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2018. The Board recommends ratification of the Audit Committee’s appointment of EY.

The selection of EY as our independent registered public accounting firm is not required to be submitted to a vote of our shareholders for ratification. The Sarbanes-Oxley Act of 2002 requires that the Audit Committee be directly responsible for the appointment, compensation and oversight of our independent auditor. The Board is submitting the appointment to our shareholders for ratification as a matter of good corporate practice. If our shareholders fail to vote on an advisory basis in favor of the selection, the Audit Committee will reconsider whether to retain EY and may retain that firm or another firm without re-submitting the matter to our shareholders. Even if our shareholders ratify the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our shareholders. The affirmative vote of a majority of the shares voting on this proposal is required for ratification.

A representative of EY is expected to be present at the Annual Meeting. The representative will be given an opportunity to make a statement if desired and to respond to questions regarding EY’s examination of our consolidated financial statements and records for the year ended December 31, 2017.

Our Board recommends a vote FOR Proposal 3 to ratify the Audit Committee’s appointment of EY as our independent registered public accounting firm for 2018.

Independent Registered Public Accountant Services and Related Fee Arrangements

Services provided by EY, our independent registered public accounting firm, and related fees in each of the last two fiscal years were as follows:

Audit Fees.    Audit services include the annual audit of the consolidated financial statements, the audit of internal controls over financial reporting, the reviews of our quarterly reports on Form 10-Q, the issuance of comfort letters and consents, review of registration statements filed with the Securities and Exchange Commission (“SEC”), accounting and financial reporting consultations and international statutory audits. Fees for audit services totaled $3.5 million in both 2017 and 2016. The full Audit Committee or the Chair of the Audit Committee pre-approved all audit services and related fee arrangements for 2017 in accordance with the Audit Committee Pre-Approval Policy for all Audit and Non-Audit Services and Related Fee Arrangements.

Audit-Related Fees.    Audit-related services principally include employee benefit plan audits, accounting consultations, attest services that are not required by statute or regulation and other international attest services not classified as audit fees. Fees for audit-related services totaled $0.1 million in both 2017 and 2016. The Audit Committee pre-approved all audit-related fee arrangements billed for 2017.

Tax Fees.    Tax services include tax compliance, tax advice and tax planning. Fees for tax services totaled $3.3 million in 2017 and $3.1 million in 2016. The Audit Committee pre-approved all tax fee arrangements billed in 2017.

All Other Fees.    No fees for other services were billed in 2017 and 2016.

Our Audit Committee Pre-Approval Policy for all Audit and Non-Audit Services and Related Fee Arrangements (the “Pre-Approval Policy”) requires our Audit Committee to pre-approve all audit and non-audit services performed by EY in order to assure that the provision of such services and related fee arrangements do not impair EY’s independence. Under the Pre-Approval Policy, the Audit Committee may delegate pre-approval authority to one or

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AUDIT

more of its members, and the member or members to whom the Audit Committee delegates such authority must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee has formally delegated this pre-approval authority to its Chair. Management has no authority to approve services performed by EY that have not been pre-approved by the Audit Committee. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period.

EY will provide us a description of work scope and supporting back-up documentation regarding the specific services they will provide. At each meeting of the Audit Committee, the current year’s previously pre-approved independent auditor fees along with any proposed revisions will be presented for approval. Any interim requests between Audit Committee meetings to provide services that require separate pre-approval will be submitted to the Audit Committee or the Audit Committee Chair by EY and our Chief Financial Officer, or Controller, and must include a statement as to whether, in each of their respective views, the request is consistent with the Commission’s rules on auditor independence.

    Report of the Audit Committee

The Audit Committee assists the Board in fulfilling its oversight responsibilities to shareholders relating to the integrity of the Company’s consolidated financial statements, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of the Company’s internal and independent auditors. The Audit Committee’s specific responsibilities are described in its charter, which is available on the Company’s website at www.polyone.com under the heading “Investors” and the subheading “Governance.”

The Audit Committee currently consists of four directors, each of whom our Board has determined to meet the NYSE’s requirements of independence and financial literacy. All members of the Audit Committee also meet the requirements of an “audit committee financial expert” as defined by the SEC.

The Audit Committee approves, subject to shareholder ratification, the appointment of the Company’s independent registered public accounting firm and pre-approves all audit and non-audit services to be performed by the firm. The Audit Committee has retained EY as the Company’s independent registered public accounting firm for 2018. The Audit Committee through its Chairperson is also directly involved in the selection of EY’s lead engagement partner, which occurs every five years. The last lead engagement partner rotation occurred in 2017 and is expected to occur next in 2022.

PolyOne’s Audit Committee believes that the continued retention of EY to serve as PolyOne’s independent registered public accounting firm is in the best interests of PolyOne and its shareholders. In making such determination, the Audit Committee considers, among other things, an evaluation of EY’s performance, qualifications, independence, tenure, and appropriateness of fees, as well as the potential impact of changing auditors. EY has been retained as independent registered public accounting firm for PolyOne and its predecessor company, The Geon Company, continuously since 1993.

Management has the primary responsibility for the completeness and accuracy of the Company’s consolidated financial statements and disclosures, the financial reporting process and the effectiveness of the Company’s internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements in the Annual Report with management and the independent registered public accounting firm, including any significant changes in the Company’s selection or application of accounting principles.

The Audit Committee also reviewed and discussed with management and the independent registered public accounting firm management’s report on internal control over financial reporting, including the significance and status of control deficiencies identified and the results of remediation efforts undertaken, to determine the effectiveness of internal control over financial reporting at December 31, 2017. The Audit Committee reviewed with the independent registered public accounting firm, which has the responsibility for expressing an opinion on the conformity of the consolidated financial statements with generally accepted accounting principles and applicable rules and regulations, their judgments as to the quality, not just the acceptability, of PolyOne’s critical accounting principles and estimates and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. The Audit Committee also reviewed with the independent registered public

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AUDIT

accounting firm its report on the Company’s internal control over financial reporting at December 31, 2017, including the basis for its conclusions.

The Audit Committee reviewed and discussed with the independent registered public accounting firm all communications required by applicable auditing standards. In addition, EY has provided the Audit Committee with the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with EY their firm’s independence from management and PolyOne.    The Audit Committee has approved all audit, audit-related and non-audit services and fees provided to the Company by the independent registered public accounting firm in accordance with its pre-approval process. Based upon the Audit Committee’s considerations, the Committee has concluded that EY is independent.

The Audit Committee discussed with PolyOne’s internal and independent auditors the overall scope and audit plans and evaluated their performance. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of PolyOne’s internal control over financial reporting, and the overall quality of PolyOne’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited consolidated financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in the Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the SEC.

All members of the Audit Committee concur with this report.

The Audit Committee of

the Board of Directors

William R. Jellison

Sandra B. Lin

Richard A. Lorraine, Chairperson

William A. Wulfsohn

February 14, 2018

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CORPORATE GOVERNANCE

CORPORATE GOVERNANCE

Director Independence

Our Corporate Governance Guidelines provide that a substantial majority of the members of our Board should be “independent.” To be considered independent, the Board, with input and a recommendation from the Nominating and Governance Committee, must affirmatively determine that a given Director is free from any business, family or other relationship that would reasonably be expected to interfere with the exercise of independent judgment as a Director. Under categorical independence standards adopted by our Board, the Board must determine that a Director is not independent if he or she fails to meet the independence standards under the listing standards of the New York Stock Exchange (“NYSE”).

In addition, our categorical independence standards provide that the following categories of relationships between an outside Director and the Company will be treated as immaterial for purposes of determining a Director’s independence.

●	If the Director is an executive officer, other employee or director of any organization to which the Company made, or from which the Company received, payments for property or services in the current or any of the past three fiscal years where the amount involved in such transaction in any such fiscal year was less than the greater of $1 million or 2% of the organization’s consolidated gross revenues for that year;

●	If the Director is a director of any organization to which the Company has made, or from which the Company has received payments for property or services, and the Director was not involved in the negotiations of the terms of the transaction, did not, to the extent applicable, provide any services directly to the Company, and did not receive any special benefits as a result of the transaction; or

●	If the Director, or an immediate family member of the Director, serves as an officer, director or trustee of a foundation, university, charitable or other not-for-profit organization, and the Company’s discretionary charitable contributions to the organization, in the aggregate are less than the greater of $1 million or 2% of that organization’s latest publicly available annual consolidated gross revenues.

Our categorical independence standards and the material relationship considerations set forth above are found within our Corporate Governance Guidelines, which are available on our website at www.polyone.com, under “Governance” on our investor relations page.

Our Board performed its independence review earlier this year. In applying the categorical standards set forth above and assessing the materiality of any relationships, the Board affirmatively determined that each of our directors, with the exception of Mr. Patterson, is independent and meets the categorical independence standards described above, has no material relationship with the Company other than that arising solely from the capacity as a Director and, in addition, satisfies the independence requirements of the NYSE, including the NYSE independence standards applicable to the committees on which each such Director serves.

Lead Director

Our independent Directors meet regularly in executive sessions. Our Corporate Governance Guidelines provide that the independent Directors are to select a Lead Director to preside at executive sessions. The Lead Director acts as the key liaison between the independent Directors and Mr. Patterson as Chairman of our Board and our Chief Executive Officer (“CEO”). The Lead Director is also responsible for coordinating the activities of the other independent Directors and for performing various other duties as may from time to time be determined by the independent Directors. Mr. Fearon has served as our Lead Director since May 2015.

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CORPORATE GOVERNANCE

Board Leadership Structure

Mr. Patterson is the Chairman of our Board and our CEO. The Board believes that this leadership structure is appropriate for our Company given the experience and active involvement of our independent Directors, our corporate governance practices and our Lead Director’s role. Having a Lead Director role helps to ensure greater communication between management and the independent Directors, increases the independent Directors’ understanding of management decisions and Company operations and provides an additional layer of independent oversight of PolyOne. The Board believes that this approach serves to strike an effective balance between management and independent Director participation in the board process.

Board’s Oversight of Risk

Our Board oversees a company-wide approach to risk management that is designed to support the achievement of our strategic objectives and improve long-term organizational performance, which we believe will enhance shareholder value. The Board believes that risk management is not only understanding the risks we face and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for PolyOne overall.

Our Board administers its risk oversight function directly and through its Audit Committee and Environmental, Health and Safety Committee. The Audit Committee discusses with management our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies. The Environmental, Health and Safety Committee periodically reviews with management the significant risks or exposures faced by PolyOne relating to safety, health, environmental, security and product stewardship standards and practices. Our Board oversees and monitors these committees in exercising their responsibilities relating to risk. Our Board also provides direct oversight on risk management as it relates to our capital structure, our borrowing and repayment of funds, financial policies, management of foreign exchange risk and other matters of financial risk management, including the utilization of financial derivative products, insurance coverage strategies, banking relationships and other financial matters.

Our Board sets the appropriate “tone at the top” when it comes to risk tolerance and management. Our Board ensures that the risk management processes designed and implemented by our management team are adapted to the Board’s corporate strategy and are functioning as directed. The Board also participates in an ongoing effort to assess and analyze the most likely areas of future risk for the Company by asking our management team to discuss the most likely sources of material future risks and how we are addressing any significant potential vulnerability.

The Board as a group is regularly updated on specific risks in the course of its review of corporate strategy, business plans and reports to the Board by management and its respective committees. The Board believes that certain important categories of risk are assigned to committees that consist of independent Directors. These committees receive, review and evaluate management reports on risk, thereby preserving the benefit of independent risk oversight. The Board believes that the leadership structure of our Board is appropriate given the Board’s oversight of risk as described above.

Code of Ethics, Code of Conduct and Corporate Governance Guidelines

In accordance with applicable NYSE listing standards and SEC regulations, the Board has adopted a Code of Ethics, Code of Conduct and Corporate Governance Guidelines. These are also posted and available on our website at www.polyone.com, under “Corporate Governance” on our investor relations page.

Our Corporate Governance Guidelines contain a policy relating to majority voting. Pursuant to the policy, any nominee for election as a Director of the Board who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election in an election of Directors that is not a contested election is expected to tender his or her resignation as a Director to the Board promptly following the certification of the election results. Neither abstentions nor broker non-votes will be deemed to be votes for or withheld from a Director’s election for purposes of the policy, regardless of the rules treating broker non-votes as withheld in uncontested elections of Directors. The Nominating and Governance Committee (without the participation of the affected Director) will consider each resignation tendered under the policy and recommend to the Board whether to accept or reject it. The Board will then take appropriate action on each tendered resignation, taking into account the Nominating and

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CORPORATE GOVERNANCE

Governance Committee’s recommendation. The Nominating and Governance Committee, in making its recommendation, and the Board, in making its decision, may consider any factors or other information that it considers appropriate, including the reasons (if any) given by shareholders as to why they withheld their votes, the qualifications of the tendering Director and his or her contributions to the Board and to PolyOne, and the results of the most recent evaluation of the tendering Director’s performance by the other members of the Board. The Board will promptly disclose its decision whether to accept or reject the Director’s tendered resignation and, if applicable, the reasons for rejecting the tendered resignation.

Communication with Board

Shareholders and other interested parties who wish to communicate directly with the Board as a group, the non-management or independent Directors as a group, or with any individual Director may do so by writing to the Secretary, PolyOne Corporation, 33587 Walker Road, Avon Lake, Ohio 44012. The mailing envelope and letter must contain a clear notation indicating that the enclosed letter is either a “Shareholder-Board of Directors Communication” or an “Interested Party-Board of Directors Communication,” as appropriate.

The Secretary will review all such correspondence and regularly forward to the Board a log and summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board or committees of the Board or that she otherwise determines requires their attention. Directors may at any time review a log of all correspondence we receive that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of our internal audit department and handled in accordance with procedures established by the Audit Committee for such matters.

Board and Committees

Board Attendance

The Board met six times during 2017, the calendar year being our fiscal year. Each member of our Board attended at least 75% of the meetings held by our Board and the meetings held by the committees of our Board on which such member served during the period for which he or she served as a Director. Each Director is expected to attend the Annual Meeting. In 2017, all of our Directors serving at that time attended the Annual Meeting.

Board Committees

As of the date of this proxy statement, our Board has 11 Directors and the following four committees: Audit, Compensation, Nominating and Governance, and Environmental, Health and Safety. Each committee meets periodically throughout the year, reports its actions and recommendations to the Board, receives reports from senior management, annually evaluates its performance and has the authority to retain outside advisors in its discretion. The primary responsibilities of each committee are summarized below and set forth in detail in each committee’s written charter, which is located on our website at www.polyone.com under “Corporate Governance” on our investor relations page.

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CORPORATE GOVERNANCE

Audit Committee – Primary Responsibilities and Requirements

●   Meets with appropriate financial and legal personnel and independent auditors to review our corporate accounting, internal controls, financial reporting and compliance with legal and regulatory requirements

NUMBER OF MEETINGS IN 2017: 10
● Exercises oversight of our independent auditors, internal auditors and financial management	COMMITTEE MEMBERS: * R.E. Abernathy W.R. Jellison S.B. Lin R.A. Lorraine (C) W.A. Wulfsohn
● Appoints the independent auditors to serve as auditors in examining our corporate accounts

●   All members of the Audit Committee meet (1) the financial literacy and independence requirements as set forth in the NYSE listing standards; and (2) the requirements of an “audit committee financial expert” as defined by the SEC

● PolyOne’s common shares are listed on the NYSE and are governed by its listing standards

C = Chair of the Committee

* William R. Jellison will serve as Chair of the Audit Committee following the 2018 Annual Meeting.

Compensation Committee – Primary Responsibilities and Requirements

●   Reviews and approves the compensation and other benefits afforded our executive officers and other highly-compensated personnel, and has similar responsibilities with respect to non-employee Directors, except that the Compensation Committee’s actions and determinations for Directors are subject to the approval of the Board

NUMBER OF MEETINGS IN 2017: 5

●   Works with PolyOne senior management in human resources, legal and finance departments to provide oversight for all of our broad-based compensation and benefit programs and provides policy guidance and oversight on selected human resource policies and practices

COMMITTEE MEMBERS: R.H. Fearon W.H. Powell (C) K.J. Preete W.A. Wulfsohn
● Directly engages the resources of one or more independent outside compensation consultants to assess the competitiveness and overall appropriateness of our executive compensation programs*
● Assesses the independence of its consultants **
● Oversees the process by which the Board annually evaluates the performance of the CEO
● All members of the Compensation Committee have been determined to be independent as defined by the NYSE listing standards

●   May delegate responsibilities (including ministerial duties) from time to time, as necessary, to subcommittees or management, but is limited in its ability to delegate authority with respect to matters impacting executive officers and non-employee directors

C = Chair of the Committee

* In 2017, Willis Towers Watson (the “Consultant”) provided the Compensation Committee with comparative compensation information with respect to base salaries and annual and long-term incentive targets to provide the Compensation Committee with a general understanding of current compensation practices in the market. More detailed information about the compensation awarded to our Named Executive Officers in 2017, and the role of compensation consultants and management in determining or recommending the amount or form of executive compensation, is provided in the “Compensation Discussion and Analysis” section of this proxy statement. The Consultant maintains regular contact with the Compensation Committee and interacts with management to gather the data needed to prepare reports for Compensation Committee review.

**The Compensation Committee periodically reviews the relationship with the Consultant including the level and quality of services provided, as well as fees for those services. In addition, expenses for other consulting services

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CORPORATE GOVERNANCE

provided to PolyOne by the Consultant that are not related to executive compensation are monitored to ensure that executive compensation consultant independence is maintained. The Consultant provided us with services under $120,000 that were in addition to the services provided in connection with its advice and recommendations on the amount or form of executive and Director compensation.

The Compensation Committee considered all relevant factors, specifically including six consultant independence factors under Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act, in assessing the independence of the Consultant. The Compensation Committee reviewed each factor as well as information provided by the Consultant that related to and was responsive to each factor, which assisted in the assessment. Upon completing this assessment, the Compensation Committee also determined that no “conflicts of interest have been raised by the work performed by the Consultant.”

Nominating and Governance Committee – Primary Responsibilities and Requirements
● Identify individuals qualified to become Board members, consistent with criteria approved by the Board**	NUMBER OF MEETINGS IN 2017: 3
● Select, or recommend that the Board select, the Director nominees for the next Annual Meeting
● Consider and recommend to the Board annual Committee assignments	COMMITTEE MEMBERS:* R.H. Fearon (C) G.J. Goff R.A. Lorraine K.J. Preete
● Develop, review and recommend to the Board corporate governance guidelines applicable to PolyOne and directorship practices
● Oversee the annual evaluation of the Board
● All members of the Nominating and Governance Committee have been determined to be independent as defined by the NYSE listing standards

C = Chair of the Committee

* Sandra Beach Lin will serve as a member of the Nominating and Governance Committee following the 2018 Annual Meeting.

** The Nominating and Governance Committee will consider shareholder suggestions for nominees for election to our Board. A shareholder that wishes to suggest a Director candidate for consideration by the Nominating and Governance Committee should follow the same procedures described for shareholder nominations for Director in the “Proposal 1 – Election of Board of Directors” section of this proxy statement. The Nominating and Governance Committee uses a variety of methods for identifying and evaluating nominees for Directors, including third-party search firms, recommendations from current Board members and recommendations from shareholders. Nominees for election to the Board are selected on the basis of the following criteria:

●	Business or professional experience;
●	Knowledge and skill in certain specialty areas such as accounting and finance, international markets, physical sciences and technology or the polymer or chemical industry;
●	Personal characteristics such as ethical standards, integrity, judgment, leadership and the ability to devote sufficient time to our affairs;
●	Substantial accomplishments with demonstrated leadership capabilities;
●	Freedom from outside interests that conflict with our best interests;
●	The diversity of backgrounds and experience each member will bring to the Board; and
●	Our needs from time to time.

The Nominating and Governance Committee believes that having a diverse Board leads to more innovation, unique thinking and better governance. We consider diversity to include differences in race, gender and national origin, as well as differences in viewpoint, background, experience and skills. Diversity is a key characteristic that we will consider, and instruct any third-party search firm we use to consider, in searches for future Board members.

The Nominating and Governance Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent Directors, the need for

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Audit Committee expertise and the evaluations of other prospective nominees. The Nominating and Governance Committee has established these criteria that any Director nominee, whether suggested by a shareholder or otherwise, should satisfy. A nominee for election to the Board who is suggested by a shareholder will be evaluated by the Nominating and Governance Committee in the same manner as any other nominee for election to the Board. Finally, if the Nominating and Governance Committee determines that a candidate should be nominated for election to the Board, the Nominating and Governance Committee will present its findings and recommendation to the full Board for approval.

The Nominating and Governance Committee is responsible for ensuring that the Board evaluates its performance on an annual basis. The Director evaluation process includes self-evaluation of the Board as a whole and of each Board committee, as well as a peer evaluation. In addition, the Lead Director discusses overall Board effectiveness with each individual Director on an annual basis.

Environmental, Health and Safety Committee – Primary Responsibilities and Requirements

●   The Environmental, Health and Safety Committee exercises oversight with respect to our environmental, health, safety, security and product stewardship policies and practices and our compliance with related laws and regulations

NUMBER OF MEETINGS IN 2017: 2
COMMITTEE MEMBERS: * G.J. Goff (C) S.B. Lin K.A. Mink R.M. Patterson

C = Chair of the Committee

* William H. Powell will replace Sandra Beach Lin as a member of the Environmental, Health and Safety Committee (when she moves to the Nominating and Governance Committee) following the 2018 Annual Meeting.

Board Refreshment

The Nominating and Governance Committee is charged with reviewing the composition of the Board and refreshing the Board as appropriate. In the past five years, the Committee has brought on five new independent Directors. The chart below shows the percentage of our Directors following the Annual Meeting (assuming all nominees are elected) who have tenure in each of the following categories: five or fewer years of service; five to ten years of service; and more than ten years of service.

Our Corporate Governance Guidelines provide that non-employee Directors may not stand for re-election following the date of the Director’s 72nd birthday, although the Board may waive this limitation if it determines such waiver to be in the best interests of the Company. Further, the Board annually assesses its effectiveness through a robust evaluation process, as described above.

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NON-EMPLOYEE DIRECTOR COMPENSATION

2017 NON-EMPLOYEE DIRECTOR COMPENSATION

In 2017, we paid our non-employee Directors a retainer at an annual rate of $210,000 (payable in quarterly installments in arrears) consisting of $95,000 in cash and $115,000 in value of fully vested common shares. In 2017, the Compensation Committee analyzed competitive market data provided by the Consultant relating to both the cash retainer and the equity award value. These compensation elements were benchmarked against PolyOne’s peer group as well as a general industry group consisting of 90 comparably-sized general industry (excluding financial services) companies with median revenues of approximately PolyOne’s size. This analysis demonstrated that the Directors’ compensation was appropriate compared to our peer group. As a result, no changes were made to the Directors’ cash retainer and equity award value for the balance of 2017.

We pay individual meeting fees only as follows: $2,000 for each unscheduled Board and committee meeting attended; and $1,000 for participation in each unscheduled significant telephonic Board and committee meeting. In addition, the Lead Director and chairpersons of the following committees receive the additional fixed annual cash retainers (payable in quarterly installments in arrears) listed below, which were not increased in 2017. We reimburse Directors for expenses associated with each meeting attended.

Role	Annual Cash Retainers
Lead Director	$25,000
Chair, Audit Committee	$20,000
Chair, Compensation Committee	$15,000
Chair, Environmental, Health and Safety Committee	$10,000
Chair, Nominating and Governance Committee	$10,000

Non-employee Directors may defer payment of all or a portion of their annual cash retainer under our Deferred Compensation Plan for Non-Employee Directors (“Deferred Compensation Plan”), which was amended and restated effective May 20, 2014. Directors may also elect to have their cash retainer converted into our common shares. These shares, as well as the annual retainer consisting of fully vested common shares, may also be deferred under the Deferred Compensation Plan. In 2017, we awarded shares to Directors under our prior Long-Term Incentive Plan and our 2017 Long-Term Incentive Plan (as defined herein). Deferred compensation, whether in the form of cash or common shares, is held in trust for the participating Directors. Interest is earned on the cash amounts and dividends, if any, on the deferred common shares are accrued for the benefit of the participating Directors.

2017 Director Compensation Table

Name	Fees Earned or Paid in Cash (a) ($)	Stock Awards (b) ($)	Total (c) ($)
R.H. Fearon	131,000	115,020	246,020
G.J. Goff	106,000	115,020	221,020
W.R. Jellison	96,000	115,020	211,020
S.B. Lin	97,000	115,020	212,020
R.A. Lorraine	117,000	115,020	232,020
K.A. Mink	78,583	93,915	172,498
W.H. Powell	110,000	115,020	225,020
K.J. Preete	96,000	115,020	211,020
F.M. Walters	34,451	41,734	76,185
W.A. Wulfsohn	96,000	115,020	211,020

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NON-EMPLOYEE DIRECTOR COMPENSATION

Fees Earned or Paid in Cash (column (a))

Non-employee Directors may defer payment of all or a portion of their annual cash retainer (payable in quarterly installments in arrears), as well as meeting and committee chairperson fees, into the Deferred Compensation Plan. Fees are prorated based upon time served as a Director or committee chairperson in any applicable quarter.

Stock Awards (column (b))

Our non-employee Directors’ stock compensation consisted of an annual award (payable in quarterly installments in arrears) of fully vested common shares, which the Directors could elect to defer. We determined the number of shares to be granted each quarter by dividing the applicable dollar value by the arithmetic average of the high and low stock price on the last trading day of each quarter and rounding to a whole share as partial shares are not issued. We used the following quarterly per share fair market values, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”), in calculating the number of shares: March 31, 2017 — $34.150 (842 shares); June 30, 2017 — $38.860 (740 shares); September 30, 2017 — $40.280 (714 shares); and December 31, 2017 — $43.825 (656 shares). The value of the stock award is prorated based upon time served as a Director in any applicable quarter.

Option Awards Outstanding and Fully-Vested Deferred Shares

As of December 31, 2017, there were no outstanding stock options held by non-employee Directors, and no stock option exercises were conducted by our Directors in 2017. The number of fully-vested deferred shares held in an account for each Director at the end of the fiscal year is set forth below:

Name	Deferred Stock Awards: Number of Deferred Shares(1) (#)
R.H. Fearon	-
G.J. Goff	-
W.R. Jellison	13,242
S.B. Lin	17,770
R.A. Lorraine	65,313
K.A. Mink	2,342
W.H. Powell	52,218
K.J. Preete	12,767
F.M. Walters	-
W.A. Wulfsohn	24,115

(1)	Dividends paid on shares held in the Deferred Compensation Plan are reinvested in shares of PolyOne stock through a dividend reinvestment feature of the Plan. The number of deferred shares includes shares acquired through dividend reinvestment from 2011 through 2017 (including the fourth quarter dividend declared on October 12, 2017 to shareholders of record on December 15, 2017, which was paid on January 10, 2018).

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OWNERSHIP OF POLYONE SHARES

OWNERSHIP OF POLYONE SHARES

Beneficial Ownership of Our Common Shares

The following table shows the number of our common shares beneficially owned on February 28, 2018 (including shares the individuals have a right to acquire within 60 days of that date) by each of our Directors, each of the executive officers named in the 2017 Summary Compensation Table below and by all Directors and executive officers as a group.

Name	Number of Shares Owned(1)	Right to Acquire Shares	Total Beneficial Ownership
Robert E. Abernathy	(2)	(2)	(2)
Richard H. Fearon	89,206	-	89,206
Gregory J. Goff	23,116	-	23,116
William R. Jellison	20,242(4)	-	20,242
Sandra B. Lin	19,774(4)	-	19,774
Richard A. Lorraine	65,313(4)	-	65,313
Kim Ann Mink	2,342(4)	-	2,342
William H. Powell	84,569(4)	-	84,569
Kerry J. Preete	19,455(4)	-	19,455
William A. Wulfsohn	24,115(4)	-	24,115
Robert M. Patterson	257,545	105,621(5)	363,166
Bradley C. Richardson	32,638	11,606(5)	44,244
Mark D. Crist	26,269	7,171(5)	33,440
Michael A. Garratt	9,650	5,798(5)	15,448
Craig M. Nikrant	58,713	27,244(5)	85,957
Richard N. Altice(3)	-	4,301(5)	4,301
John V. Van Hulle(3)	19,757	6,938(5)	26,695
23 Directors and executive officers as a group	829,889	220,459(5)	1,050,348

(1)	Except as otherwise stated in the following notes, beneficial ownership of the shares held by each individual consists of sole voting power and sole investment power, or of voting power and investment power that is shared with the spouse or other immediate family member of the individual or with certain trusts. It includes an approximate number of shares credited to the Named Executive Officers’ accounts in our Retirement Savings Plan (as defined herein), a tax-qualified defined contribution plan. The number of common shares allocated to these individuals from the Retirement Savings Plan is provided by the administrator in a statement for the period ending February 28, 2018, based on the market value of the applicable units held by the individual. Additional common shares may have been allocated to the accounts of participants in the Retirement Savings Plan since the date that the last statement was received from the administrator. No Director or executive officer beneficially owned, on February 28, 2018, more than 1% of our outstanding common shares. As of that date, the Directors and executive officers as a group beneficially owned approximately 1.3% of the outstanding common shares.

(2)	Mr. Abernathy was elected to the Board of Directors on March 7, 2018 (after the date used in this table for determination of ownership).

(3)	Messrs. Altice and Van Hulle served as PolyOne’s Senior Vice Presidents during 2017. Beneficial ownership information for the number of shares owned for each of Messrs. Altice and Van Hulle is based on information contained in the last Form 4 with respect to PolyOne filed by them.

(4)	With respect to the Directors, beneficial ownership includes shares held under the Deferred Compensation Plan for Non-Employee Directors as follows: W.R. Jellison, 13,242 shares; S.B. Lin, 17,770 shares; R.A. Lorraine, 65,313 shares; K.A. Mink, 2,342 shares; W.H. Powell, 52,218 shares; K.J. Preete, 12,767 shares; and W.A. Wulfsohn, 24,115 shares.

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OWNERSHIP OF POLYONE SHARES

(5)	Includes the number of shares that would be acquired if the individuals’ outstanding and exercisable stock-settled stock appreciation rights were exercised within 60 days of February 28, 2018 at $41.31, the closing market price of PolyOne’s common shares on February 28, 2018.

The following table shows information relating to all persons who, as of February 28, 2018, were known by us to beneficially own more than five percent of our outstanding common shares based on information provided in Schedule 13Gs and 13Ds filed with the SEC:

Name and Address	Number of Shares	% of Shares
BlackRock, Inc. 55 East 52nd Street New York, New York 10055(1)	8,465,552	10.5%
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, Pennsylvania 19355(2)	7,078,858	8.76%

(1)	As of December 31, 2017, based upon information contained in an amendment to the Report on Schedule 13G filed with the SEC by BlackRock, Inc., which reported that BlackRock, Inc., together with certain of its affiliates, had sole voting power with respect to 8,282,667 of these shares and sole dispositive power with respect to all of these shares.

(2)	As of December 31, 2017, based upon information contained in an amendment to the Report on Schedule 13G filed with the SEC by The Vanguard Group, Inc., which reported that The Vanguard Group, Inc., together with certain of its affiliates, had sole voting power with respect to 156,839 of these shares, sole dispositive power with respect to 6,918,635 of these shares, shared voting power with respect to 10,249 of these shares and shared dispositive power with respect to 160,223 of these shares.

Stock Ownership Guidelines for Non-Employee Directors

The purpose of our stock ownership guidelines (referred to as the “Guidelines”) is to better align our Directors’ financial interests with those of our shareholders by requiring our Directors to own a minimum level of our shares. In order to reflect the Board’s commitment to share ownership, the required share ownership level for non-employee Directors is a minimum of 12,500 shares.

The Directors are expected to make continuing progress towards compliance with the Guidelines and to comply fully within five years of becoming subject to the Guidelines. For purposes of our Guidelines, the following types of share ownership and equity awards are included as shares owned: shares directly and indirectly held; shares and phantom shares held in our deferral plans; and restricted stock units. As of the date of this proxy statement, all Directors are either meeting, or are on track to meet, the Guidelines. All Directors are required to retain 100% of all shares obtained through us, as compensation for services provided to us, with such percentage to be calculated after any reduction in the number of shares to be delivered as a result of any taxes and exercise costs relating to the shares (if applicable). This requirement to retain 100% of all shares obtained from us ceases once the Director has met the Guidelines, as long as the Guidelines continue to be met. Similar policies, as they relate to our Named Executive Officers, are set forth in the “Other Aspects of Our Compensation Programs” section of this proxy statement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that certain of our officers, our Directors and persons who own more than 10% of a registered class of our equity securities file reports of ownership and changes in ownership with the SEC. These officers, Directors and greater than 10% shareholders are required by SEC rules to furnish us with copies of all forms they file. Based solely on our review of the copies of such forms received by us and written representation from certain reporting persons, we believe that, during 2017 and until the date of this proxy statement, all Section 16(a) filing requirements applicable to those officers, Directors and 10% shareholders were satisfied.

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COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This section highlights significant Compensation Committee and Company actions that occurred in 2017. In addition, it illustrates the relationship between the compensation of our Named Executive Officers and how we measure Company performance. Our Named Executive Officers for 2017 were:

Name	Title
Robert M. Patterson	Chairman, President and Chief Executive Officer
Bradley C. Richardson	Executive Vice President, Chief Financial Officer
Mark D. Crist	Senior Vice President, President of Color, Additives and Inks (“CAI”)
Michael A. Garratt	Senior Vice President, Chief Commercial Officer
Craig M. Nikrant	Senior Vice President, President of Specialty Engineered Materials (“SEM”)
Richard N. Altice	Former Senior Vice President, President of Designed Structures and Solutions (“DSS”)
John V. Van Hulle	Former Senior Vice President, President of CAI

Divestiture and Leadership Transition. On July 19, 2017, we completed the sale of our DSS business to Arsenal Capital Partners. As a result of the sale, Mr. Altice separated from service as Senior Vice President, President of DSS on July 18, 2017. In connection with his separation from service, the Compensation Committee terminated Mr. Altice’s participation in the Executive Severance Plan and the Company and Mr. Altice executed an Executive Separation Agreement and Release (the “Separation Agreement”). The terms of the Separation Agreement are described in the “Potential Payments Upon Termination or Change of Control” section of this proxy statement.

In addition, Mr. Van Hulle retired from his position as Senior Vice President, President of CAI on July 3, 2017. The compensation and benefits that he received as a result of his retirement are described in the “Potential Payments Upon Termination or Change of Control” section of this proxy statement.

How Pay is Tied to Company Performance. Our compensation programs are designed to: (1) attract and help retain talented executives; (2) reward employees for generating consistent improvement in Company performance; and (3) align compensation with the interests of our shareholders with the ultimate goal of improving long-term shareholder value. We believe that executive compensation, both pay opportunities and pay actually earned, should be tied to Company performance, which we view in two primary ways:

●	The Company’s operating performance, including results against both our long-term and short-term growth targets; and

●	Return to shareholders over time.

How our compensation programs contribute to our Company’s success is described below.

Key 2017 Company Performance Results. Strong organic revenue growth and record operating income in CAI, PPS and POD, along with lower share count and taxes, contributed to an 8% and 7% increase in earnings per share and adjusted earnings per share, respectively. However, and as described earlier and is evident in the chart below, company operating income performance was negatively impacted by substantial raw material inflation and supply chain disruptions resulting from Hurricane Harvey. The Compensation Committee believes that Mr. Patterson and our other Named Executive Officers have performed well and that their compensation is commensurate with this performance. The chart below sets forth key Company results over the previous calendar year (dollar amounts below are in millions, except per share amounts).

Measure	2017	2016	Change
Revenue	$3,229.9	$2,938.6	9.9%
Working Capital as a Percentage of Sales	10.3%	10.0%	0.3%
Stock Price Per Share(1)	$43.50	$32.04	35.8%
Earnings Per Share from Continuing Operations	$2.11	$1.96	7.6%
Adjusted Earnings Per Share from Continuing Operations(2)	$2.21	$2.06	7.3%

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COMPENSATION DISCUSSION AND ANALYSIS

Measure	2017	2016	Change
Operating Income	$277.5	$286.3	-3.1%
Adjusted Operating Income(2)	$310.0	$309.9	0.0%
(1)	Represents our closing stock price on the last trading day of the applicable fiscal year.

(2)	Adjusted earnings per share and adjusted operating income for consolidated PolyOne reported in this proxy statement differ from what is reported under United States GAAP. See Appendix A for a reconciliation of non-GAAP financial measures to our results as reported under GAAP.

Return to Shareholders. Delivering 8 consecutive years of adjusted earnings per share expansion, driven by record levels of sales growth and profits, has created shareholder value. This accomplishment was the result of our aggressive goal setting and relentless efforts to execute our proven four-pillar strategy of specialization, globalization, commercial excellence and operational excellence.

Pay-for-Performance: 2017 Compensation Outcomes. Our 2017 compensation results continued to reflect our pay-for-performance philosophy of aligning executive compensation directly with our financial performance:

●	2017 Annual Incentive Program: The 2017 Annual Incentive Program uses adjusted operating income, working capital as a percentage of sales and revenue to drive desired behavior that impacts shareholder value. Our 2017 financial performance resulted in varying levels of achievement and, as a result, the Named Executive Officers participating in the 2017 Annual Incentive Program received payouts based on the attainment rates below. Mr. Crist’s metrics changed during the year from POD metrics to CAI metrics and, as a result, his 2017 payout was prorated based on his earnings under each applicable metric. Mr. Altice did not receive a payment under the 2017 Annual Incentive Program due to his separation from service. The description set forth in the “What We Pay and Why: Elements of Compensation” section of this proxy statement highlights the key financial results that were used in determining payouts to our Named Executive Officers under our 2017 Annual Incentive Program.

Corporate Plan Attainment (Patterson, Richardson, Garratt)	113.0%
CAI Plan Attainment (Crist, Van Hulle)	112.8%
POD Plan Attainment (Crist)	130.2%
SEM Plan Attainment (Nikrant)	72.6%

●	2015-2017 Long-Term Incentive Program: We used adjusted earnings per share as the performance measure for our 2015 – 2017 Long-Term Incentive Program cash-settled performance units in order to drive improvements in shareholder value. The Named Executive Officers received a payout under this award based on 72% attainment. The description set forth in the “What We Pay and Why: Elements of Compensation” section of this proxy statement highlights the key financial results that were used in determining payouts to our Named Executive Officers for 2017.

Listening to Shareholders. At the 2017 Annual Meeting, we held our annual advisory vote on Named Executive Officer compensation. Over 96% of the votes cast were in favor of this advisory proposal. The Compensation Committee considered the voting results as well as other input from conversations held with investors and viewed them as continued support of our executive compensation programs. As a result, the Compensation Committee made no material changes in the structure of our compensation programs or pay-for-performance philosophy based on the voting results for the proposal. At the 2018 Annual Meeting, we will again hold an advisory vote to approve Named Executive Officer compensation. The Compensation Committee expects to consider the results from this year’s and future advisory votes on Named Executive Officer compensation.

Executive Compensation Practices and Programs. The executive compensation practices and programs described below and in the accompanying tables played a vital role in driving our strong financial results and aligning pay with performance for 2017 and are intended to attract and help retain a highly experienced, successful team to manage PolyOne. Our practices and programs are directly linked to our key business objectives and are designed to create value for our shareholders.

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COMPENSATION DISCUSSION AND ANALYSIS

We align shareholder interests with our executive compensation	✓	Ensure that the majority of executive pay is based on objective, challenging financial goals and Company performance

We avoid excessive risk while fostering sustainable Company growth	✓	Utilize maximums on potential payments, include retention vehicles in our compensation programs, provide multiple performance targets and maintain robust Board and management processes to identify risk, which include a risk assessment of compensation programs that is performed each year

	✓	Stock ownership guidelines required for all Named Executive Officers

	✓	Evaluate annual and aggregate dilution from stock awards prior to our annual equity award grants

We adhere to executive compensation best practices	✓	No excise tax gross-up for “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended (“Code”) in any new management continuity agreements or for financial planning benefits

	✓	Maintain a clawback policy applicable to all executive officers

✓ ✓

Prohibit Named Executive Officers from hedging or pledging our securities

The Compensation Committee uses an independent consultant to help understand compensation practices that impact Named Executive Officer compensation

	✓	Provide for minimum required vesting periods for our equity awards. Time-vesting SARs generally may not vest sooner than one-third per year over three years, and time-vesting RSUs generally will have a restriction period of at least three years, except that the restriction period may expire ratably during the three-year period. Performance-based awards generally will have a performance period of not less than one year.

2017 Pay-for-Performance Analysis. As described more fully below, we believe that the majority of each Named Executive Officer’s compensation should be linked directly to our performance and the creation of shareholder value. The following table compares cumulative total shareholder return (“TSR”) on our common shares against the cumulative total return of the S&P 500 Index and the S&P Mid Cap Chemicals Index over one-, three- and five-year periods ending December 31, 2017, assuming in each case a fixed investment of $100 and reinvestment of all dividends. Our performance over the one-year and five-year periods has exceeded the S&P 500 Index as well as the S&P Mid Cap Chemicals Index.

	1-Year TSR January 1, 2017 – December 31, 2017	3-Year TSR January 1, 2015 – December 31, 2017	5-Year TSR January 1, 2013 – December 31, 2017
PolyOne Corporation	$137.79	$119.71	$226.28
S&P 500 Index	$121.83	$138.29	$208.14
S&P Mid Cap Chemicals	$124.26	$149.35	$207.65

We believe that the returns to shareholders shown in the table above indicate that our pay-for-performance philosophy, compensation plan design and selected performance measures are working, and have resulted in performance that has provided increased value to our shareholders over the long-term as shown above.

We also believe that the compensation of our Named Executive Officers has been commensurate with our performance results. The Company has been highly effective at driving growth in the transformation of PolyOne to a high performing global specialty company. By refocusing the sales force on value and profits versus volumes, and

29

COMPENSATION DISCUSSION AND ANALYSIS

emphasizing specialty businesses versus those more commodity in nature, Mr. Patterson and our senior management team have driven substantial earnings growth.

Over a three-year time period, our TSR performance was less than the S&P 500 Index and the S&P Mid Cap Chemicals Index, primarily due to weaker performance from our DSS segment, which we subsequently divested in July 2017. As a result, and also as shown in the table below, our 3-year TSR performance was below our peers, and in alignment with pay. During this time period, we invested heavily in commercial resources, incremental research and development, and innovative acquisitions. These investments ultimately paid off, as 1-year TSR performance for 2017 exceeded that of the S&P indices and our peers.

The below graph provides this three-year historical perspective, comparing Mr. Patterson’s pay (as disclosed in the Summary Compensation Table for 2015, 2016 and 2017) and our performance to the pay-for-performance of our peer group for 2015-2017 (for TSR) and 2014-2016 (for pay). As the graph indicates, Mr. Patterson’s Summary Compensation Table compensation is in line with our performance over this period of time.

For purposes of this graph, pay is defined as the three-year sum of Summary Compensation Table pay for all applicable elements including base salary, stock and option awards at grant value, non-equity incentive plan compensation and all other compensation. Three-year performance is based on three-year TSR (2015-2017). The peers used in this graph consist of those used for 2017 compensation decisions and listed in the “Executive Compensation Philosophy and Objectives” section of this proxy statement, with the exception of Axiall Corporation and The Valspar Corporation, which were excluded due to being acquired during the three-year measurement period.

Executive Compensation Philosophy and Objectives

Our executive compensation programs reward our officers’ performance, are specifically linked to our achievement of strategic operating and financial goals, and are designed to be competitive in the marketplace. We reward our executives for performance that meets or exceeds our strategic goals, without encouraging excessive risk-taking that could have a detrimental impact on our long-term results and the interests of our shareholders. We believe the design of our compensation plans and the relative mix of compensation elements successfully motivate our executives to improve our overall corporate performance and the profitability of the specific business units for which they are responsible, thus maximizing shareholder value. The main objectives of our executive compensation programs are to:

●	Attract, motivate and help retain a highly qualified and successful management team to lead PolyOne in setting and effectively executing upon our strategic goals and objectives;

●	Foster a pay-for-performance culture by rewarding the achievement of specified strategic operating and financial objectives that maximize shareholder value; and

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COMPENSATION DISCUSSION AND ANALYSIS

●	Help ensure our goals and objectives are aligned with the interests of our shareholders by recognizing and rewarding business results and the growth of our stock price through incentive programs.

Compensation Consultant. Our executive compensation programs are approved and overseen by the Compensation Committee, which is composed entirely of independent Directors. The Compensation Committee retained the Consultant in 2017 to assist with assessing the competitiveness and overall appropriateness of our executive compensation programs. The Compensation Committee worked with the Consultant and considered input from members of senior management to help ensure that our executives, including our Named Executive Officers, receive market competitive compensation programs that reward business results.

As described below, the Consultant assisted the Compensation Committee by (1) providing comparative compensation information so we could consider base salaries, annual incentive targets and long-term incentive targets in the context of a general understanding of current compensation practices in the market, (2) providing guidance on incentive plan design, (3) monitoring and communicating trends in executive compensation to the Compensation Committee, (4) assisting with our proxy statement disclosures and (5) assessing our Board’s compensation.

Competitive Market Pay Information. We designed our compensation programs to be competitive with companies of comparable size and industry with whom we compete for executive talent. We review competitive market compensation data annually relating to salary, annual incentives and long-term incentives. The Compensation Committee recognizes that over-reliance on benchmarking and external comparisons is not prudent, and the Compensation Committee is mindful of the value and limitations of comparative data. As a result, although the Compensation Committee includes market data and its general understanding of current compensation practices in the market in the overall mix of factors it considers in assessing Named Executive Officer compensation, it does not target specific market levels. Rather, the Compensation Committee considers other factors as well, such as the responsibilities, performance, contributions and experience of each Named Executive Officer and compensation in relation to other employees, to determine final total compensation amounts. As a result, we do not set total direct compensation or the component parts at levels to achieve a mathematically precise market position. The Compensation Committee also obtains advice and recommendations from the Consultant regarding retirement benefits and other areas of total compensation.

In reviewing competitive market data for 2017, we drew from two independent sources. We first reviewed proxy statement disclosures of a peer group of similarly-sized United States chemical and plastics companies as a market check with respect to the compensation for our senior executives. This approach provided insight into current compensation practices at business competitors or companies facing similar operating challenges.

We annually evaluate the composition of our compensation peer group, giving specific consideration to company size, global presence, and specialty chemical focus. We also look at the frequency with which these companies were used as peers by other companies in our industry and which companies had identified PolyOne as a peer. Financial and operating statistics for our peer group referenced during 2017 compensation decisions are summarized below:

Factor	Median Peer Group Comparator 2016 Financials*	2017 PolyOne Results
Company Revenue	$3.1 billion	$3.3 billion
Total Asset Size	$4.3 billion	$2.7 billion
Employee Numbers	6,200	6,100

* Excludes Axiall Corporation as it was acquired in August 2016 and did not file consolidated financial statements for 2016.

Each of the companies constituting our peer group for 2017 compensation consideration met a majority of the primary criteria that were established. Based on this review, we determined it was appropriate to remove Ecolab, Inc. and Ferro Corporation, and to add Avery Dennison Corporation, Trinseo S.A. and Hexcel Corporation. The group consisted of the following 16 companies:

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COMPENSATION DISCUSSION AND ANALYSIS

PolyOne Peer Group for 2017 Compensation Decisions
Albemarle Corporation	Celanese Corporation	RPM International Inc.
A. Schulman, Inc.	Eastman Chemical Company	The Scotts Miracle-Gro Company
Ashland Global Holdings Inc.	FMC Corporation	The Valspar Corporation
Avery Dennison Corporation	H.B. Fuller Company	Trinseo S.A.
Axiall Corporation*	Hexcel Corporation
Cabot Corporation	International Flavors & Fragrances Inc.

* Axiall Corporation was acquired in August 2016 and was therefore removed from the peer group for 2018 compensation consideration and beyond.

The second independent source of data that we used to augment the peer proxy analysis was the Consultant’s analysis of competitive market data relating to other applicable general industries. The Consultant specifically used the following surveys: the Consultant’s executive compensation database and Mercer’s Executive Compensation Survey. To obtain comparability based on company size, the Consultant’s analysis either referenced a specific sample of comparably-sized companies or calibrated the pay of a broad sample of companies against company size. PolyOne did not select the companies that comprise any of these survey groups, and the component companies’ identities were not a factor in this analysis.

Review of 2017 Named Executive Officer Compensation. Management and the Compensation Committee annually review the specific pay disclosures of our peer group and the broad-based survey data provided by the Consultant. Management uses this data to develop recommendations for the Compensation Committee’s review regarding eligibility and award opportunities as well as performance measures and goals for our long-term and short-term incentive plans commencing in the following year. The Compensation Committee also considers this information when making compensation decisions and aligning each of the pay elements with our compensation objectives.

The Compensation Committee and management annually review and consider tally sheets, which are developed by our Human Resources department to provide greater context for the compensation of our Named Executive Officers. The tally sheets provide information regarding each Named Executive Officer’s base salary, annual incentives, and long-term incentives, and are reviewed by the Consultant.

Annually, the CEO recommends, for the Compensation Committee’s review and approval, specific base salary and incentive target opportunity adjustments for the Named Executive Officers other than himself, if an adjustment is warranted. The CEO makes his recommendations in conjunction with the marketplace data. He does not participate in any discussions with the Compensation Committee involving his own compensation. With guidance from the Consultant regarding market pay levels and based on a rigorous review of 2016 performance and our compensation philosophy, the Compensation Committee determined the appropriate pay levels for Mr. Patterson for 2017. As a general matter, the Compensation Committee made its decisions regarding year-over-year increases in Mr. Patterson’s salary, annual incentive opportunity, and long-term incentive opportunity from 2016 (further described below) with guidance from the Consultant regarding market pay levels and based on a review of 2016 performance.

What We Pay and Why: Elements of Compensation

Our executive compensation programs are designed to recognize an executive’s scope of responsibilities, leadership ability and effectiveness in achieving key performance goals and objectives. As an executive’s level of responsibility within PolyOne increases, so does the percentage of total compensation that is linked to performance in the form of variable compensation. Thus, the majority of the total direct compensation is performance-based and not guaranteed. We also provide various retirement and benefit programs and modest, business-related benefits. The chart below provides a picture of all elements of the total direct compensation provided to our Named Executive Officers (also referred to as NEOs). Detailed information follows the chart below.

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COMPENSATION DISCUSSION AND ANALYSIS

While the Compensation Committee does consider comparative compensation information to gain a general understanding of current compensation practices in the market, it does not benchmark or ultimately target a specific percentile or data point in assessing competitiveness for base pay or our incentive programs. Individual opportunities vary based on length of time with PolyOne, individual performance and level of leadership responsibility within the Company. This strategy is consistent with our competitive market pay philosophy discussed in the “Executive Compensation Philosophy and Objectives” section of this proxy statement.

Base Salary. Base salaries for our Named Executive Officers in 2017 were individually determined by the Compensation Committee after consideration of: (1) the CEO’s recommendations (for all Named Executive Officers other than the CEO); (2) breadth, scope and complexity of the executive’s role; (3) internal equity; (4) current compensation; (5) tenure in position; (6) market pay levels and trends around merit increases; and (7) individual performance.

After consideration of the factors above, the Compensation Committee made the following decisions related to base salaries for our Named Executive Officers in 2017: Mr. Patterson’s base salary was increased from $950,000 to $990,000; Mr. Richardson’s base salary was increased from $565,000 to $585,000; Mr. Crist’s base salary was increased from $355,000 to $395,000 (primarily to reflect his new responsibilities as Senior Vice President, President of CAI); Mr. Garratt’s base salary was increased from $405,000 to $420,000; and Mr. Nikrant’s base salary was increased from $420,000 to $430,000. Messrs. Altice and Van Hulle’s base salaries remained consistent at $400,000 and $455,000, respectively.

For Messrs. Patterson, Richardson, Crist, Garratt and Nikrant, the amounts listed above were base salaries in effect on December 31, 2016 and December 31, 2017, respectively, and the actual salary received by each as shown in the 2017 Summary Compensation Table of this proxy statement was prorated based on base salary rates in effect before and after the effective dates of the changes. For Messrs. Altice and Van Hulle the amounts listed above were the base salaries in effect on December 31, 2016 and at the time of their separation from service and retirement, respectively.

Annual Incentive. We provide an annual incentive opportunity in accordance with our Annual Plan to (1) reward our Named Executive Officers for achieving specific performance goals that would advance our profitability, (2) drive key business results, and (3) recognize individuals based on their contributions to those results. The Named Executive Officers’ 2017 individual annual incentive opportunities (expressed as a percentage of base pay) that were approved by the Compensation Committee and effective for the 2017 Annual Incentive Program are: Mr. Patterson – 120%; Mr. Richardson – 65%; and Messrs. Crist, Garratt, Nikrant, Altice and Van Hulle – 55%. Mr. Patterson’s annual incentive opportunity was increased from 115% to 120% in 2017 to reflect his tenure in the position. Mr. Crist’s annual incentive opportunity was increased from 50% to 55% to reflect his new responsibilities

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COMPENSATION DISCUSSION AND ANALYSIS

as Senior Vice President, President of CAI. The annual incentive opportunities for the other Named Executive Officers stayed the same in 2017.

The Compensation Committee determined, after a thorough evaluation of possible plan designs and performance measures (described below), that we would maintain the same fundamental annual incentive design in 2017 that we used in 2016. The Compensation Committee’s evaluation demonstrated that the performance measures utilized for this program are the most critical elements of PolyOne’s performance for 2017 and, when combined, contribute to sustainable growth.

The 2017 Annual Incentive Program performance measures are described below:

●	Adjusted Operating Income. Adjusted operating income is defined as business unit and/or total Company operating income excluding special items (as noted on Appendix A).

●	Revenue. Revenue represents business unit sales or total Company net trade sales to third parties.

●	Working Capital as a Percentage of Sales. Working Capital as a Percentage of Sales is calculated by taking the average 13 months of business segment or total Company working capital divided by the sum of 12 months of 2017 business segment sales or total Company sales (where applicable), where working capital equals (1) trade accounts receivable (2) plus inventory (3) minus trade accounts payable.

The payouts under the 2017 Annual Incentive Program are based on attainment with respect to target goals set for each individual performance measure. Rewardable attainment with respect to these performance measures ranges from 50% (threshold) to 200% (maximum) of goal. If achievement with respect to any performance measure falls between the threshold and target, or between the target and maximum, earned award amounts for that particular performance measure will be interpolated on a straight-line mathematical basis. If achievement with respect to any performance measure does not reach threshold, then that measure will be deemed to have 0% attainment. The performance measures for the 2017 Annual Incentive Program were weighted as outlined in the charts below.

The Annual Plan, as it relates to the Named Executive Officers, contains a “negative discretion” feature. If at least the threshold attainment level is achieved for any performance measure, then Named Executive Officers are eligible for payments up to the maximum permitted under the Annual Plan provisions. Payouts are capped at 200% of a participant’s award amount at target. The Compensation Committee may use its negative discretion to make a final determination of the amount to be paid.

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COMPENSATION DISCUSSION AND ANALYSIS

We set aggressive performance goals in 2017 under the 2017 Annual Incentive Program that focused our efforts on those factors that we believed were critical to our ongoing success, including revenue growth, earnings improvement, cash generation from working capital, efficiencies in our operations and the continued implementation of our overall four pillar strategy of globalization, specialization, commercial excellence and operational excellence. The 2017 performance goals for our performance measures were set in accordance with our strategic plan framework. We viewed the targeted level of performance for each measure as challenging to achieve. The threshold, target and maximum goals and attainment levels for each Named Executive Officer are set forth below (dollars in millions). Progress against the Working Capital as a Percentage of Sales metric is reflected by lower levels of working capital, so results that are less than target are viewed as exceeding target performance.

Messrs. Patterson, Richardson, Garratt and Altice’s 2017 Annual Incentive Program opportunities were based on consolidated results. Total attainment for consolidated PolyOne under the 2017 Annual Incentive Program was 113.0%, with the components consisting of (dollars in millions):

2017 Corporate Plan (Patterson, Richardson, Garratt, Altice)
Measure	Weighting	Threshold	Target	Maximum	Results	Payout %
Adjusted Operating Income	60%	$304.1	$324.5	$350.1	$306.2	55%
Revenue	25%	$3,185.9	$3,246.8	$3,358.4	$3,452.0	200%
Working Capital as a % of Sales	15%	11.1%	10.9%	10.5%	10.2%	200%
Total Attainment						113%

Mr. Altice did not receive a payment under the 2017 Annual Incentive Program due to his separation from service. For more information on Mr. Altice’s Separation Agreement, refer to the “Potential Payments Upon Termination or Change of Control” section of this proxy statement.

Messrs. Crist, Nikrant and Van Hulle’s 2017 Annual Incentive Program opportunities were based on business unit-specific results and, while the adjusted operating income performance goals for such opportunities were weighted 60% overall, the opportunities were based two-thirds on business unit-specific results and one-third on consolidated PolyOne adjusted operating income results.

Mr. Crist, who had previously served as Senior Vice President, President of POD, was named as Senior Vice President, President of CAI on July 3, 2017. As a result, a portion of Mr. Crist’s 2017 Annual Incentive Program opportunity, representing the period from July 3, 2017 through December 31, 2017, is based on CAI Plan results. Mr. Van Hulle’s 2017 Annual Incentive Program opportunity was based on CAI Plan results. Total attainment for CAI under the 2017 Annual Incentive Program was 112.8%, with the components consisting of (dollars in millions):

2017 CAI Plan (Crist, Van Hulle)
Measure	Weighting	Threshold	Target	Maximum	Results	Payout %
Adjusted Operating Income (Business Unit)	40%	$132.0	$140.6	$156.1	$136.3	75%
Adjusted Operating Income (Consolidated)	20%	$304.1	$324.5	$350.1	$306.2	55%
Revenue (Business Unit)	25%	$831.5	$853.5	$892.6	$879.8	167.3%
Working Capital as a % of Sales (Business Segment)	15%	11.0%	10.8%	10.4%	10.1%	200%
Total Attainment						112.8%

For Mr. Crist, whose 2017 results were partially based on the POD Plan, total attainment was 130.2%, with components consisting of:

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COMPENSATION DISCUSSION AND ANALYSIS

2017 POD Plan (Crist)
Measure	Weighting	Threshold	Target	Maximum	Results	Payout %
Adjusted Operating Income (Business Unit)	40%	$69.0	$71.5	$76.0	$72.6	123.2%
Adjusted Operating Income (Consolidated)	20%	$304.1	$324.5	$350.1	$306.2	55%
Revenue (Business Unit)	25%	$1,062.0	$1,079.6	$1,114.8	$1,153.8	200%
Working Capital as a % of Sales (Business Segment)	15%	13.4%	13.2%	12.8%	13.1%	133.1%
Total Attainment						130.2%
For Mr. Nikrant, whose 2017 results were based on the SEM Plan, total attainment was 72.6%, with the components consisting of:
2017 SEM Plan (Nikrant)
Measure	Weighting	Threshold	Target	Maximum	Results	Payout %
Adjusted Operating Income (Business Unit)	40%	$81.1	$89.2	$96.4	$76.9	0%
Adjusted Operating Income (Consolidated)	20%	$304.1	$324.5	$350.1	$306.2	55%
Revenue (Business Unit)	25%	$580.2	$592.5	$617.2	$613.7	186.1%
Working Capital as a % of Sales (Business Segment)	15%	11.9%	11.7%	11.3%	11.7%	100.2%
Total Attainment						72.6%

All 2017 Annual Incentive Program awards have been made in accordance with the Annual Plan, which was unanimously approved and adopted by our Board on March 6, 2015 and approved by shareholders at the Annual Meeting in May 2015. For information regarding the ultimate payouts under the 2017 Annual Incentive Program, see the 2017 Summary Compensation Table.

Long-Term Incentive. We provide long-term incentive compensation to our Named Executive Officers to directly tie the interests of these individuals to the interests of our shareholders. We also believe that long-term incentive compensation is an important retention tool. On March 6, 2015, our Board unanimously approved and adopted the Long-Term Incentive Plan which was approved by shareholders at the Annual Meeting in May 2015. The 2017 long-term incentive program awards were granted under the Long-Term Incentive Plan.

On March 10, 2017, our Board unanimously approved and adopted the PolyOne Corporation 2017 Equity and Incentive Compensation Plan (the “2017 Long-Term Incentive Plan”) which was approved by shareholders at the Annual Meeting in May 2017. Long-term incentive program awards granted after May 11, 2017 will be granted under this plan.

The individual long-term incentive target opportunities provided to our Named Executive Officers, which are reflected as a percentage of base salary, are established with consideration of our competitive market pay philosophy discussed in the “Executive Compensation Philosophy and Objectives” section of this proxy statement and are intended to reward the Named Executive Officers for achieving specific performance objectives. The awards granted for 2017 under the Long-Term Incentive Plan (this excludes Mr. Crist’s July 3, 2017 RSU grant), are based upon our closing stock price on February 15, 2017. The accounting value of each award is determined using the grant date of the award. The value of the grant varies as the stock price increases or decreases in the interim.

The Compensation Committee approved the following decisions with respect to the individual long-term incentive opportunities (expressed as a percentage of base salary) of the Named Executive Officers for 2017, which were in effect as of February 15, 2017 (the grant date of our annual long-term incentive awards): Mr. Patterson’s opportunity was increased from 350% to 400% to reflect his increasing experience in the CEO role; Mr. Richardson’s opportunity was increased from 135% to 140% to reflect his tenure in the CFO role; Messrs. Crist, Garratt, Nikrant

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COMPENSATION DISCUSSION AND ANALYSIS

and Van Hulle’s opportunities were increased from 100% to 105% to reflect their tenure in their roles; and Mr. Altice’s opportunity continued to be 100%.

Awards Granted in 2017. After a thorough evaluation of other possible vehicles, the Compensation Committee elected to retain the same three compensation vehicles and weightings that we used in 2016 for the 2017 long-term incentive awards, which are listed below. We maintained this program design to continue to provide a balance between the relative values of the three compensation vehicles while efficiently using the shares available under the Long-Term Incentive Plan. Of these three vehicles, the cash-settled performance units and the stock appreciation rights (“SARs”) have performance conditions, as described in detail below. Both the cash-settled performance units and the SARs are additionally subject to time-based vesting as described in detail below. The restricted stock units (“RSUs”) are time-based awards that generally vest in their entirety on the third anniversary of the grant date.

On February 15, 2017, we granted awards under the Long-Term Incentive Plan to all our Named Executive Officers. Details regarding these awards are described below.

Cash-Settled Performance Units. Cash-settled performance units provide an opportunity for employees to receive a cash bonus if specified performance measures are met for a pre-defined performance period. The Compensation Committee maintained adjusted earnings per share as the 2017 performance measure in order to drive improvements in shareholder value. We will use the four performance periods and relative weightings listed below to drive annual performance as well as cumulative performance. Requiring annual, as well as cumulative, performance goals helps ensure that adjusted earnings per share growth is a constant and visible incentive goal for our Named Executive Officers to achieve each year.

Performance Period	Weighting
January 1, 2017 through December 31, 2017	25%
January 1, 2018 through December 31, 2018	25%
January 1, 2019 through December 31, 2019	25%
January 1, 2017 through December 31, 2019	25%

The attainment level for the cash-settled performance units will be certified at the end of the three-year performance period. We established threshold, target and maximum adjusted earnings per share goals for each of the above listed performance periods. Participants will earn, for the applicable performance period: (1) 100% of the target award of cash-settled performance units upon attainment of the target performance level; (2) 50% of the target

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COMPENSATION DISCUSSION AND ANALYSIS

award upon attainment of the threshold performance level or (3) 200% of the target award upon attainment of the maximum (or greater) performance level. If final performance falls between the threshold and target or between target and maximum, earned award amounts will be interpolated. If threshold performance is not achieved for a particular performance period, then no award will be paid to the participants for such performance period. The cash-settled performance units do not pay out until the payment date in order to serve as a retention vehicle and participants must generally be employed on the payment date to receive payment. The payment date will be a date in 2020 determined by the Compensation Committee (or its authorized delegate), which shall occur no later than March 15, 2020.

We do not disclose the specific, forward-looking adjusted earnings per share goals that we established for the cash-settled performance units granted in 2017 in this proxy statement because (1) these goals relate to executive compensation to be earned and/or paid in future years and do not affect a fair understanding of the Named Executive Officers’ compensation for 2017 and (2) we believe that disclosure of such goals while the applicable performance period is ongoing would cause us competitive harm. However, we disclose such goals in future proxy statements once the applicable performance periods have ended as part of our discussion and analysis about the amounts earned by the Named Executive Officers under these awards. In setting the applicable target levels, the Compensation Committee considered how achievement of the performance goals could be impacted by events expected to occur in the coming years. When establishing the specific goals for the adjusted earnings per share performance measure, we specifically considered how likely it will be for us to achieve the goals. We believe that the threshold goals have been established at levels that should be appropriately difficult to attain, and that the target goals will require considerable and increasing collective effort on the part of our employees, including our Named Executive Officers, to achieve. Achievement of the maximum goal is considered to be a stretch goal given current market conditions. The performance unit grants made in 2017 for the Named Executive Officers are set forth in the 2017 Grants of Plan-Based Awards table of this proxy statement.

Stock-Settled Stock Appreciation Rights. The SARs, when exercised by the Named Executive Officers, are settled in our common shares and have an exercise price equal to the closing market price of our common shares on the grant date. However, the SARs are subject to an appreciation cap of 200% of the initial grant date closing stock price. To continually reinforce our ongoing commitment to enhancing shareholder value, the 2017 awards vest one-third upon the later of: (1) achieving each of the following stock price hurdles and maintaining them for thirty consecutive trading days: 10%, 15% and 20% increase, respectively, over the initial grant date closing stock price of $34.10; and (2) time-based vesting requirements that lapse one-third on each of the first three anniversaries of the grant date, generally subject to the Named Executive Officer’s continued employment. All performance hurdles were met in 2017. The SARs have an exercise term of ten years. The SARs granted in 2017 to the Named Executive Officers are set forth in the 2017 Grants of Plan-Based Awards table of this proxy statement.

Restricted Stock Units. RSUs are designed to promote share ownership and promote the retention of our executives. The RSUs generally vest on the third anniversary of the grant date and are set forth in the 2017 Grants of Plan-Based Awards table of this proxy statement.

One-Time Award of Restricted Stock Units. On July 3, 2017, we granted a one-time award of 10,000 RSUs to Mr. Crist. The award was intended to recognize his appointment as Senior Vice President, President of CAI. The RSUs generally vest on the third anniversary of the grant date and are set forth in the 2017 Grants of Plan-Based Awards table of this proxy statement.

Actions Taken on Awards Granted in Prior Years. In February 2018, the Compensation Committee reviewed, certified and approved the attainment level of cash-settled performance units granted at the start of 2015 for the three-year performance period of January 1, 2015 through December 31, 2017. The four, equally weighted performance periods listed below were used in order to drive annual as well as cumulative performance. The cash-settled performance units were earned by achieving performance goals related to our adjusted earnings per share over each performance period. For retention purposes, the performance units generally could not be paid until the payment date approximately three years following the date of grant as approved by Compensation Committee (or its authorized delegate). The Named Executive Officers received a cash payout based on achieving 72% of the target level performance for this goal, reflected below.

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COMPENSATION DISCUSSION AND ANALYSIS

2015 – 2017 Cash-Settled Performance Units Performance Measure: Adjusted Earnings Per Share*
Performance Periods	Weighting	Threshold	Target	Maximum	Result	Payout %
January 1, 2015 – December 31, 2015	25%	$1.89	$2.07	$2.25	$1.96	69%
January 1, 2016 – December 31, 2016	25%	$2.02	$2.42	$2.85	$2.13	64%
January 1, 2017 – December 31, 2017	25%	$1.78	$2.43	$3.21	$2.18	81%
January 1, 2015 – December 31, 2017	25%	$5.69	$6.92	$8.31	$6.27	74%
Total Attainment						72%

* All financial measures (performance measures and results) reported in the table above were calculated with adjustments for acquisitions, divestitures and special items (as noted on Appendix A) pursuant to the terms of the plans and as approved by the Compensation Committee.

Actual payouts of the cash-settled performance units granted in 2015 to the Named Executive Officers under the Long-Term Incentive Plan are set forth in the “Non-Equity Incentive Plan Compensation” column of the 2017 Summary Compensation Table of this proxy statement.

On March 13, 2017, Mr. Van Hulle forfeited the performance shares granted to him on March 13, 2014. The vesting of the performance shares was subject to meeting a specified operating income goal by the close of the 2016 fiscal year. The goal was not achieved and as such the performance shares and related dividend equivalents were forfeited.

All equity awards outstanding as of December 31, 2017 are set forth in the Outstanding Equity Awards at 2017 Fiscal Year-End table of this proxy statement.

Other Aspects of Our Compensation Programs

The Compensation Committee, with support from management, also considers, adopts, reviews and revises executive officer benefit programs, promotions, and any individual agreements impacting the compensation and benefits of our Named Executive Officers. In addition, the Compensation Committee also oversees the governance of our compensation practices. The following section describes significant activities relating to the above that occurred in 2017.

Retirement Benefits. We offer the following retirement benefits to eligible employees and eligible Named Executive Officers as specified below. Additional details about these plans, as they apply to the Named Executive Officers, are included in the “2017 Nonqualified Deferred Compensation” section of this proxy statement.

●	A defined contribution retirement benefit available to eligible United States employees (as defined in the plan document) through an Internal Revenue Code tax-qualified profit sharing/401(k) plan (referred to as the “Qualified Savings Plan”); and

●	An unfunded, nonqualified plan that provides benefits similar to the Qualified Savings Plan (referred to as the “PolyOne Supplemental Retirement Benefit Plan”), but without the Internal Revenue Code contribution and earnings limitations

Other Benefits. We provide other benefits to the Named Executive Officers that we believe are necessary to compete for executive talent. The additional benefits for the Named Executive Officers generally consist of a benefit allowance (which has been phased out for newly hired executive officers, including Messrs. Richardson, Garratt and Altice), limited reimbursement of expenses for financial planning and tax preparation, global travel health benefits and an annual physical examination. The specific amounts attributable to the 2017 other benefits provided to the Named Executive Officers are set forth in the “All Other Compensation” column of the 2017 Summary Compensation Table of this proxy statement. The benefit allowance and reimbursement of expenses for financial planning/tax preparation are treated as taxable income to the Named Executive Officers and are not grossed up by PolyOne. Tax gross-ups are provided for imputed income for spouse/guest travel.

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COMPENSATION DISCUSSION AND ANALYSIS

We also provide other benefits such as medical, dental, life insurance and disability coverage to each United States-based Named Executive Officer, which are identical to the benefits provided to all other eligible United States-based employees (as defined in the plan document). We provide vacation and paid holidays to all employees, including the Named Executive Officers. The Named Executive Officers were eligible for four weeks of vacation in 2017.

Departure of Former Executive. As a result of the sale of DSS, Mr. Altice separated from service as Senior Vice President, President of DSS on July 18, 2017. In conjunction with his separation from service, Mr. Altice entered into a Separation Agreement with PolyOne. The compensation and benefits that Mr. Altice received and the terms of the Separation Agreement are set forth in the “Potential Payments Upon Termination or Change of Control” section of this proxy statement.

Retirement of Former Executive. On July 3, 2017 Mr. Van Hulle retired from his position as Senior Vice President, President of Color, Additives and Inks. The compensation and benefits that Mr. Van Hulle received as a result of his retirement are set forth in the “Potential Payments Upon Termination or Change of Control” section of this proxy statement.

Tax Considerations. Cash compensation, such as base salary and annual incentive compensation, is taxable to the recipient as ordinary income when earned, unless deferred under a company-sponsored deferral plan. Deferrals under Internal Revenue Code tax-qualified plans, such as a 401(k) plan, do not affect our current tax deduction. Deferrals under supplemental executive deferral plans delay our tax deduction until the deferred amount (and any accumulation thereon) is paid. Stock-settled SARs are generally taxable as ordinary income when exercised, RSUs are generally taxable as ordinary income when they vest, and cash-settled performance units are generally taxable when paid. We realize a tax deduction at those specified times. The Compensation Committee reviews at a very general level potential tax implications before making decisions regarding compensation.

Management and the Compensation Committee are aware of Code Section 162(m), which generally disallows a federal income tax deduction to publicly traded companies like PolyOne for compensation in excess of $1 million per year paid to certain executive officers (and, beginning in 2018, certain former executive officers). Historically, the $1 million deduction limit generally has not applied to compensation that satisfies Section 162(m)’s requirements for qualified performance-based compensation. The Compensation Committee has in the past provided compensation that may not meet the exemption criteria including if, in its sole discretion, it determined that doing so advances our business objectives. Effective for tax years beginning after December 31, 2017, the exemption for qualified performance-based compensation from the deduction limitation of Code Section 162(m) has been repealed, unless certain transition relief for certain compensation arrangements in place as of November 2, 2017 is available. As such, compensation paid to covered individuals in excess of $1 million may not be deductible.

The Compensation Committee believes that Section 162(m) is only one of several relevant considerations in setting compensation. The Compensation Committee also believes that Section 162(m) should not be permitted to compromise its ability to design and maintain executive compensation arrangements that, among other things, are intended to attract, motivate and help retain a highly qualified and successful management team to lead PolyOne. As a result, the Compensation Committee retains the flexibility to provide compensation it determines to be in the best interests of PolyOne and its shareholders even if that compensation ultimately is not deductible for tax purposes. Moreover, even if we have in the past intended to grant compensation that qualified as performance-based compensation for purposes of Section 162(m), we cannot guarantee that such compensation will so qualify or ultimately will be deductible by us.

Accounting Considerations. When reviewing preliminary recommendations and in connection with approving the terms of a given incentive plan period, management and the Compensation Committee at a very general level review and consider the accounting implications of a given award, including the estimated expense and dilutive considerations. With consideration of the accounting treatment associated with an incentive plan design, management and the Compensation Committee may alter or modify the incentive award if the award (and the related accounting consequences) were to adversely affect our financial performance.

Stock Ownership and Retention Guidelines. In order to better align the financial interests of our executives with those of our shareholders, we believe our executives should own a meaningful number of shares of PolyOne

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COMPENSATION DISCUSSION AND ANALYSIS

stock. We have adopted Guidelines specifying a minimum level of stock ownership for all executives, including all Named Executive Officers.

The current Guidelines require all executives, including the Named Executive Officers, to retain 100% of all net shares obtained through PolyOne as compensation for services provided. This requirement will cease when the Guidelines have been met, provided that an officer can only divest of a number of shares such that the Guidelines continue to be met. In general, shares counted toward required ownership include shares directly and indirectly held, shares and phantom shares held in our retirement or deferral plans, and RSUs and performance shares (if the applicable performance measures are met). The specific levels of stock ownership for the continuing Named Executive Officers are noted in the following table. Executives are expected to accumulate the specified shares within five years of their becoming subject to the Guidelines. These policies, as they relate to our Directors, are discussed in the “Stock Ownership Guidelines for Directors” section of this proxy statement.

	Stock Ownership Target (in shares)	Prorated Stock Ownership Target (in shares)	Total Share Ownership as of 2/28/18
R.M. Patterson	125,000	N/A	366,071
B.C. Richardson(1)	45,000	40,000	56,813
M.D. Crist	20,000	N/A	47,459
M.A. Garratt(1)	20,000	18,000	22,399
C.M. Nikrant	20,000	N/A	71,972
(1)	Mr. Richardson and Mr. Garratt have been with PolyOne less than five years. Their stock ownership targets have been reduced to reflect that they are not yet required to reach 100% of the Guidelines.

Timing with Respect to Equity Award Grants. We have adopted a policy with respect to the timing of the grant of equity awards, which provides that equity awards are granted pursuant to approval by the Board or the Compensation Committee or, pursuant to authority delegated by the Board or the Compensation Committee to the Chief Executive Officer. Such grants generally should be made at times when PolyOne is not in possession of material non-public information; and not made during a “blackout period,” which is the period of time that is in close proximity to the release of financial or material non-public information. The policy further provides that, to the extent practicable, annual grants to existing employees should be approved at regularly scheduled meetings and that the grant price for any stock option or SAR shall not be less than the fair market value of PolyOne’s common shares on the grant date (which is defined as the closing price of our common shares on the grant date).

Clawback Policy. In March 2015, our Board adopted a clawback policy that, upon any act of fraud, dishonesty or recklessness in the performance of an executive officer’s duties that contributed to the Company’s material noncompliance with any financial reporting requirements resulting in a material accounting restatement, would generally require such executive officer to repay all incentive-based compensation that he or she received in excess of what would have been paid if the restated financial statements had originally been prepared without such material accounting restatement. The Board expects to amend the clawback policy again when SEC or NYSE final clawback regulations become available.

Prohibition on Hedging or Pledging Our Securities. PolyOne’s trading policy currently provides that, consistent with our philosophy to encourage long-term investments, Directors, officers and certain other employees of PolyOne are prohibited from hedging or pledging our securities.

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EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

The following tables, narrative and footnotes discuss in more detail the compensation of our Named Executive Officers.

2017 Summary Compensation Table

The following table sets forth the compensation for the fiscal years ended December 31, 2017, December 31, 2016 and December 31, 2015, as applicable, for our Chief Executive Officer and our Chief Financial Officer, our three other most highly compensated executive officers serving as of December 31, 2017, and two of our former executive officers (collectively referred to as our Named Executive Officers).

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Stock Awards ($) (d)		Option Awards ($) (e)		Non-Equity Incentive Plan Compensation ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
Robert M. Patterson, Chairman, President and Chief Executive Officer	2017	959,231	1,331,605		1,419,188		1,862,317	114,564	5,686,905
	2016	911,538	868,055		871,757		1,033,315	120,506	3,805,171
	2015	854,615	918,480		930,020		879,622	142,839	3,725,576
Bradley C. Richardson, Executive Vice President, Chief Financial Officer	2017	569,615	277,915		295,964		576,063	55,718	1,775,275
	2016	558,846	207,334		208,410		543,840	58,902	1,577,332
	2015	564,823	256,409		260,740		164,844	79,905	1,326,721
Mark D. Crist, Senior Vice President, President of Color, Additives and Inks(1)	2017	374,231	515,385		139,277		311,080	52,686	1,392,659
Michael A. Garratt, Senior Vice President, Chief Commercial Officer(1)	2017	408,462	150,040		159,088		331,619	50,549	1,099,758
	2016	396,539	106,165		106,898		316,571	49,552	975,725
Craig M. Nikrant, Senior Vice President, President of Specialty Engineered Materials	2017	422,308	155,155		165,092		247,107	53,267	1,042,929
	2016	408,461	112,410		112,284		248,805	54,740	936,700
	2015	411,115	130,118		129,673		368,506	45,241	1,084,653
Richard A. Altice, Former Senior Vice President, President of Designed Structures and Solutions(1)	2017	244,615	614,436	(2)	611,943	(3)	-	1,358,641	2,829,635
John V. Van Hulle, Former Senior Vice President, President of Color, Additives and Inks	2017	258,416	485,401	(4)	628,011	(5)	223,547	261,046	1,856,421
	2016	450,385	123,651		124,300		281,449	69,974	1,049,759
	2015	455,069	153,080		156,165		440,230	67,420	1,271,964

(1)	Compensation for Messrs. Crist and Altice is provided only for 2017 because they were not Named Executive Officers in 2016 or 2015. Compensation for Mr. Garratt is provided only for 2017 and 2016 because he was not a Named Executive Officer in 2015.

(2)	In connection with Mr. Altice’s separation from service and in recognition of his contributions to the DSS sale process, PolyOne modified certain RSUs previously granted to Mr. Altice in 2015, 2016 and 2017 that would have otherwise been forfeited under the terms of the applicable grant agreements. The incremental value of the modified RSUs as reported in Mr. Altice’s 2017 “Stock Awards” column is $472,921. The modified awards and details regarding their value are set forth in the 2017 Grants of Plan-Based Awards table of this proxy statement and in its accompanying footnotes.

(3)	In connection with Mr. Altice’s separation from service and in recognition of his contributions to the DSS sale process, PolyOne modified certain SARs previously granted to Mr. Altice in 2015, 2016 and 2017 that would have otherwise been forfeited under the terms of the applicable grant agreements. The incremental value of the modified SARs as reported in Mr. Altice’s 2017 “Option Awards” column is $462,460. The modified awards and details regarding their value are set forth in the 2017 Grants of Plan-Based Awards table of this proxy statement and in its accompanying footnotes.

(4)

In connection with Mr. Van Hulle’s retirement and in recognition of his outstanding 11 year tenure with the Company, PolyOne modified certain RSUs previously granted to Mr. Van Hulle in 2015, 2016 and 2017 that

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EXECUTIVE COMPENSATION

would have otherwise been forfeited under the terms of the applicable grant agreements. The incremental value of the modified RSUs as reported in Mr. Van Hulle’s 2017 “Stock Awards” column is $316,606. The modified awards and details regarding their value are set forth in the 2017 Grants of Plan-Based Awards table of this proxy statement and in its accompanying footnotes.

(5)	In connection with Mr. Van Hulle’s retirement and in recognition of his outstanding 11 year tenure with the Company, PolyOne modified certain SARs previously granted to Mr. Van Hulle in 2015, 2016 and 2017 that would have otherwise been forfeited under the terms of the applicable grant agreements. The incremental value of the modified SARs as reported in Mr. Van Hulle’s 2017 “Option Awards” column is $449,112. The modified awards and details regarding their value are set forth in the 2017 Grants of Plan-Based Awards table of this proxy statement and in its accompanying footnotes.

Stock Awards (column (d))

The amounts reported in the “Stock Awards” column relate to, for 2017, time-vested stock-settled RSUs granted to the Named Executive Officers. These awards are described more fully in the “What We Pay and Why: Elements of Compensation” section of this proxy statement.

The amounts reported for 2017 represent the aggregate grant date fair value of those stock awards determined pursuant to FASB ASC Topic 718 (plus for Messrs. Altice and Van Hulle, the modification value described in the footnote 2 above). Accordingly, this column includes amounts for awards that have not yet vested. For information regarding the assumptions used in determining the fair value of these awards, please refer to Note 14, Share-Based Compensation, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

PolyOne cautions that the amounts reported for these awards may not represent the amounts that the Named Executive Officers will actually realize from these awards. To what extent a Named Executive Officer realizes value will depend on our stock price and continued employment. The value actually received upon a settlement of RSUs for the Named Executive Officers in 2017 is reflected in the 2017 Option Exercises and Stock Vested table of this proxy statement.

Option Awards (column (e))

The amounts reported in the “Option Awards” column consist of, for 2017, stock-settled SARs (with time and performance based vesting requirements as well as a SAR appreciation cap) that were granted to the Named Executive Officers. The amounts reported for 2017 represent the grant date fair value of the SARs granted to each of the Named Executive Officers, calculated in accordance with FASB ASC Topic 718 (plus for Messrs. Altice and Van Hulle, the modification value described in the footnote 3 above). Accordingly, this column includes amounts for awards that have not yet vested. For information regarding the assumptions used in determining the fair value of these awards, please refer to Note 14, Share-Based Compensation, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. These awards are described more fully in the “What We Pay and Why: Elements of Compensation” section of this proxy statement.

PolyOne again cautions that the amounts reported for these awards may not represent the amounts that the Named Executive Officers will actually realize from the awards. To what extent a Named Executive Officer realizes value will depend on our stock price and continued employment. No Named Executive Officer exercised SARs during 2017.

Non-Equity Incentive Plan Compensation (column (f))

The amounts reported in the “Non-Equity Incentive Plan Compensation” column for 2017 include amounts earned by Named Executive Officers (as applicable) under the 2017 Annual Incentive Program (and paid in February 2018), and for cash-settled performance units granted on February 4, 2015 under the 2015 – 2017 Long-Term Incentive Program (and paid in February 2018). The terms of the 2017 Annual Incentive Program and the 2015 – 2017 Long-Term Incentive Program cash-settled performance units are described more fully in the “What We Pay and Why: Elements of Compensation” section of this proxy statement. The payouts earned by the Named Executive Officers under both plans (as applicable) are below.

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EXECUTIVE COMPENSATION

Name	2017 Annual Incentive Program ($)	2015 – 2017 Cash-Settled Performance Units
R.M. Patterson	1,300,717	561,600
B.C. Richardson	418,383	157,680
M.D. Crist	249,160	61,920
M.A. Garratt	253,859	77,760
C.M. Nikrant	168,627	78,480
R.N. Altice	-	-
J.V. Van Hulle	147,655	75,892

All Other Compensation (column (g))

The amounts reported in the “All Other Compensation” column for 2017 reflect, for each Named Executive Officer, the sum of (1) the amounts contributed by PolyOne to the Qualified Savings Plan and the PolyOne Supplemental Retirement Benefit Plan, which are calculated on the same basis for all participants, including the Named Executive Officers, (2) limited tax gross-ups (3) the incremental cost to PolyOne of all other executive benefits that are required to be reported by SEC rules, and (4) payments upon separation from service. The material provisions of the Qualified Savings Plan and the PolyOne Supplemental Retirement Benefit Plan are described in the “2017 Nonqualified Deferred Compensation” section of this proxy statement.

The narrative following the table below describes these components of All Other Compensation:

Name	Company Contributions to Qualified Savings Plan ($)	Company Contributions to PolyOne Supplemental Retirement Benefit Plan ($)	Separation from Service ($)	Other Benefits ($)
R.M. Patterson	17,550	74,613	-	22,401
B.C. Richardson	17,550	26,513	-	11,655
M.D. Crist	16,485	9,523	-	26,678
M.A. Garratt	17,550	14,748	-	18,251
C.M. Nikrant	16,582	11,010	-	25,675
R.N. Altice	15,765	623	1,325,775	16,478
J.V. Van Hulle	16,824	2,777	213,935	27,510

Company Contributions to Qualified Savings Plan. PolyOne makes certain contributions on behalf of all eligible participants, including Named Executive Officers, in accordance with the Qualified Savings Plan.

Company Contributions to PolyOne Supplemental Retirement Benefit Plan. PolyOne makes certain contributions on behalf of all eligible participants, including the Named Executive Officers, under the PolyOne Supplemental Retirement Benefit Plan.

Payments Upon Separation from Service. This column represents amounts that Messrs. Altice and Van Hulle received upon their separation from service. Mr. Altice received the following payments pursuant to his Separation Agreement: $800,000 representing 24 months of salary continuation, a payment equal to the value of the Mr. Altice’s unvested retirement contribution in the Qualified Savings Plan of $22,000, a payment equivalent to the amount calculated under the Annual Plan as earned in 2017 using Corporate attainment results of $140,555 (which was paid in 2018 at the same time as all Named Executive Officer Annual Plan payments), 24 months of accrued post-separation medical, vision and dental coverage reimbursements estimated to be $35,400 and accrued post-separation outplacement services totaling $8,300. Additionally, in recognition of his contributions to the DSS sale process and pursuant to his Separation Agreement, which included a release of claims of certain confidentiality, non-competition and other obligations, PolyOne modified certain cash-settled performance units previously granted to Mr. Altice in 2015, 2016 and 2017, which would have otherwise been forfeited under the terms of the applicable grant agreements. The value of the modified cash-settled performance units is $319,520. The modified awards and details regarding their value are set forth in the 2017 Grants of Plan-Based Awards table of this proxy statement and in its accompanying footnotes. Details regarding Mr. Altice’s separation from service are further described in the “Potential Payments Upon Termination or Change of Control” section of this proxy statement.

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EXECUTIVE COMPENSATION

In connection with his retirement and in recognition of his outstanding 11 year tenure with the Company, PolyOne modified certain cash-settled performance units previously granted to Mr. Van Hulle in 2015, 2016 and 2017, which would have otherwise been forfeited under the terms of the applicable grant agreements. The value of the modified cash-settled performance units is $213,935. The modified awards and details regarding their value are set forth in the 2017 Grants of Plan-Based Awards table of this proxy statement and in its accompanying footnotes.

Other Benefits. Certain additional limited benefits are made available to executives, including the Named Executive Officers. The aggregate incremental value of those benefits is included for each Named Executive Officer in the “All Other Compensation” column of the 2017 Summary Compensation Table, but the individual values for each item are not required to be disclosed under SEC rules because none exceeded the greater of $25,000 or 10% of the total amount of personal benefits for each Named Executive Officer. In general, these benefits include a nominal benefit allowance (provided to Messrs. Patterson, Crist, Nikrant and Van Hulle), taxable reimbursement to the Named Executive Officers for financial planning (used by all Named Executive Officers) and the incremental value of spouse/guest travel expenses (used by Messrs. Patterson, Crist, Garratt, Nikrant, Altice and Van Hulle). PolyOne also makes available executive physicals to all Named Executive Officers (used by Messrs. Patterson, Richardson, Garratt, Nikrant, and Van Hulle). Global CARE Insurance (Critical Care Air Rescue and Evacuation), which provides supplemental medical services and medical transportation related to business travel, is also provided to all Named Executive Officers.

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EXECUTIVE COMPENSATION

2017 Grants of Plan-Based Awards

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units (#) (h)	Exercise or Base Price of Option Awards ($/Sh) (i)	Grant Date Fair Value of Stock and Option Awards ($) (j)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)
R.M. Patterson		86,331 (1)	1,151,077 (1)	2,302,154 (1)	-	-	-	-	-
		142,500 (2)	1,140,000 (2)	2,280,000 (2)	-	-	-	-	-
	2/15/2017	-	-	-	39,400	118,200 (5)	-	34.10	1,419,188
	2/15/2017	-	-	-	-	-	39,050 (8)	-	1,331,605
B.C. Richardson		27,769 (1)	370,250 (1)	740,500 (1)	-	-	-	-	-
		29,750 (2)	238,000 (2)	476,000 (2)	-	-	-	-	-
	2/15/2017	-	-	-	8,217	24,650 (5)	-	34.10	295,964
	2/15/2017	-	-	-	-	-	8,150 (8)	-	277,915
M.D. Crist		15,437 (1)	205,827 (1)	411,654 (1)	-	-	-	-	-
		14,000 (2)	112,000 (2)	224,000 (2)	-	-	-	-	-
	2/15/2017	-	-	-	3,867	11,600 (5)	-	34.10	139,277
	2/15/2017	-	-	-	-	-	3,850 (8)	-	131,285
	7/3/2017	-	-	-	-	-	10,000 (9)	-	384,100
M.A. Garratt		16,849 (1)	224,654 (1)	449,308 (1)	-	-	-	-	-
		16,000 (2)	128,000 (2)	256,000 (2)	-	-	-	-	-
	2/15/2017	-	-	-	4,417	13,250 (5)	-	34.10	159,088
	2/15/2017	-	-	-	-	-	4,400 (8)	-	150,040
C.M. Nikrant		17,420 (1)	232,269 (1)	464,538 (1)	-	-	-	-	-
		16,625 (2)	133,000 (2)	266,000 (2)	-	-	-	-	-
	2/15/2017	-	-	-	4,584	13,750 (5)	-	34.10	165,092
	2/15/2017	-	-	-	-	-	4,550 (8)	-	155,155
R.N. Altice		9,329 (1)	124,385 (1)	248,770 (1)	-	-	-	-	-
		15,000 (2)	120,000 (2)	240,000 (2)	-	-	-	-	-
		15,000 (3)	120,000 (3)	240,000 (3)	-	-	-	-	-
		14,500 (3)	116,000 (3)	232,000 (3)	-	-	-	-	-
		14,500 (3)	116,000 (3)	232,000 (3)	-	-	-	-	-
	2/15/2017	-	-	-	4,150	12,450 (5)	-	34.10	149,483
	7/18/2017	-	-	-	4,150	12,450 (6)	-	34.10	181,148
	7/18/2017	-	-	-	4,300	12,900 (6)	-	24.98	163,271
	7/18/2017	-	-	-	3,300	9,900 (6)	-	40.19	118,041
	2/15/2017	-	-	-	-	-	4,150 (8)	-	141,515
	7/18/2017	-	-	-	-	-	4,182 (10)	-	161,383
	7/18/2017	-	-	-	-	-	4,350 (10)	-	167,867
	7/18/2017	-	-	-	-	-	3,723 (10)	-	143,671
J.V. Van Hulle		9,818 (1)	130,900 (1)	261,800 (1)	-	-	-	-	-
		18,000 (2)	144,000 (2)	288,000 (2)	-	-	-	-	-
		15,518 (4)	124,141 (4)	248,282 (4)	-	-	-	-	-
		8,921 (4)	71,366 (4)	142,732 (4)	-	-	-	-	-
		3,199 (4)	25,595 (4)	51,190 (4)	-	-	-	-	-
	2/15/2017	-	-	-	4,967	14,900 (5)	-	34.10	178,899
	5/31/2017	-	-	-	4,967	14,900 (7)	-	34.10	201,051
	5/31/2017	-	-	-	1,737	4,560 (7)	-	24.98	74,765
	5/31/2017	-	-	-	3,734	11,200 (7)	-	38.27	131,600
	5/31/2017	-	-	-	3,466	3,466 (7)	-	35.07	41,696
	2/15/2017	-	-	-	-	-	4,950 (8)	-	168,795
	5/31/2017	-	-	-	-	-	4,473 (11)	-	167,022
	5/31/2017	-	-	-	-	-	2,826 (11)	-	105,523
	5/31/2017	-	-	-	-	-	1,180 (11)	-	44,061

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EXECUTIVE COMPENSATION

Estimated Future Payouts Under Non-Equity Incentive Plan Awards (columns (c), (d) and (e))

(1)	2017 Annual Incentive Program Payments. The amounts located in the first row for each Named Executive Officer represent the cash-based award opportunities granted to the Named Executive Officer in 2017 under the 2017 Annual Incentive Program. We established threshold, target and maximum goals for each of the three performance measures specified under the 2017 Annual Incentive Program. Participants earn, for the applicable performance measure: (1) 100% for the target award upon attainment of the “target” performance level; (2) 50% of the target award upon attainment of the “threshold” performance level; or (3) 200% of the target award upon attainment of the “maximum” (or greater) performance level. If final performance for any measure falls between the threshold and target or between target and maximum, earned award amounts for that measure will be interpolated on a straight-line mathematical basis. If threshold performance is not achieved for any one performance measure, then that performance measure will have an attainment of 0%. For purposes of this table and threshold level disclosure, we assumed that the lowest weighted of the three performance measures achieved the threshold level of attainment (in other words, 7.5% of the target award was earned). Additionally, negative discretion can be used to reduce the payment to essentially zero. Annual Plan payments, if earned, are contingent upon the Named Executive Officer remaining in continuous employment through the payment date. The actual amount earned by each Named Executive Officer for 2017 is included in the “Non-Equity Incentive Plan Compensation” column of the 2017 Summary Compensation Table of this proxy statement.

(2)	Cash-Settled Performance Units. The amounts located in the second row for each Named Executive Officer represent the cash-settled performance units granted to the Named Executive Officers on February 15, 2017 as part of our 2017 long-term incentive award under the Long-Term Incentive Plan. Each performance unit is equal in value to $1.00. Payouts of these cash-settled performance units are subject to achieving four specified performance goals over the annual and cumulative performance periods from January 1, 2017 to December 31, 2019. We established threshold, target and maximum goals for each of the four performance periods. Participants earn, for the applicable performance period: (1) 100% for the target award upon attainment of the “target” performance level; (2) 50% of the target award upon attainment of the “threshold” performance level or (3) 200% of the target award upon attainment of the “maximum” (or greater) performance level. If final performance falls between the threshold and target or between target and maximum for any performance period, then the earned award amount for that performance period will be interpolated on a straight-line mathematical basis. If threshold performance is not achieved for any one performance period, then that performance period will have an attainment of 0%. For purposes of this table and threshold level disclosure, we assumed that only one of the four performance periods achieved the threshold level of attainment (in other words, 12.5% of the target award was earned). The cash-settled performance units will be paid in cash, if earned, contingent upon the Named Executive Officer remaining in continuous employment through the payment date, which shall be no later than March 15, 2020.

(3)	Modification of Cash-Settled Performance Units in Connection with Separation. The amounts in the table represent modified awards of cash-settled performance units that were previously granted to Mr. Altice and would have been forfeited upon his separation from service. The awards were modified in connection with the terms of Mr. Altice’s Separation Agreement. The amounts that would have been forfeited are as follows: 120,000 of the cash-settled performance units originally granted on February 15, 2017, 116,000 of the cash-settled performance units originally granted on February 10, 2016 and 116,000 of the cash-settled performance units originally granted on May 15, 2015.

The awards that were originally granted to Mr. Altice on February 10, 2016 and February 15, 2017 remain subject to achieving specified performance goals over the performance periods from January 1, 2016 to December 31, 2018 and from January 1, 2017 to December 31, 2019, respectively, and will be paid in cash if earned. The threshold, target and maximum payout ranges are the same as those described in footnote 2 to the 2017 Grants of Plan-Based Awards table above. The modified awards’ value of $236,000 is included in the “All Other Compensation” column (column (g)) of the 2017 Summary Compensation Table of this proxy statement. The cash-settled performance units originally granted to Mr. Altice on May 15, 2015 were paid out on February 23, 2018 as a result of achieving 72% attainment under the award. The modified award’s value of $83,520 is included in the “All Other Compensation” column (column (g)) of the 2017 Summary Compensation Table of this proxy statement.

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EXECUTIVE COMPENSATION

(4)	Modification of Cash-Settled Performance Units in Connection with Retirement. These amounts represent modified awards of cash-settled performance units that were previously granted to Mr. Van Hulle and would have been forfeited upon his retirement on July 3, 2017 in accordance with the terms of their applicable grant agreements. The amounts that would have been forfeited are as follows: 124,141 of the cash-settled performance units originally granted on February 15, 2017, 71,366 of the cash-settled performance units originally granted on February 10, 2016 and 25,595 of the cash-settled performance units originally granted on February 4, 2015. The modifications were based upon the period of time that Mr. Van Hulle was employed by PolyOne from the original grant date of the award through May 31, 2017 (the modification date).

The awards that were originally granted to Mr. Van Hulle on February 10, 2016 and February 15, 2017 remain subject to achieving specified performance goals over the performance periods from January 1, 2016 to December 31, 2018 and from January 1, 2017 to December 31, 2019, respectively, and will be paid in cash if earned. The threshold, target and maximum goals are the same as those described in footnote 2 to the 2017 Grants of Plan-Based Awards table above. The modified awards’ value of $195,507 is included in the “All Other Compensation” column (column (g)) of the 2017 Summary Compensation Table of this proxy statement. The cash-settled performance units originally granted to Mr. Van Hulle on February 4, 2015 were paid out on February 23, 2018 as a result of achieving 72% attainment under the award. The modified award’s value of $18,428 is included in the “All Other Compensation” column (column (g)) of the 2017 Summary Compensation Table of this proxy statement.

Estimated Future Payouts Under Equity Incentive Plan Awards (columns (f) and (g))

(5)	Stock Appreciation Rights. These amounts represent stock-settled SARs granted to the Named Executive Officers on February 15, 2017 as part of our 2017 long-term incentive award under the Long-Term Incentive Plan. The SARs generally vest one-third upon the later of: (1) achieving each of the following stock price hurdles for thirty consecutive trading days: 10%, 15% and 20% increase, respectively, over the initial grant date closing stock price of $34.10; and (2) time-based vesting, with restrictions lapsing in one-third increments on each of the first three anniversaries of the grant date, generally subject to the officer’s continued employment, and have an exercise term of ten years. All stock price hurdles were achieved in 2017. The SARs are also subject to an appreciation cap of 200% of the initial grant date closing stock price.

“Threshold” refers to the minimum number of shares underlying the SAR award that will vest upon reaching the threshold level of performance, which is satisfaction of just the first stock price hurdle. Threshold equates to vesting in one-third of the SAR award. If threshold performance is not attained, then the participant will not vest in any of the SARs for the 2017 award. “Target” refers to the number of shares underlying the SARs that will vest upon satisfaction of all of the stock price hurdles under the 2017 grant. The SARs do not have a “maximum” level of attainment as a participant cannot receive SARs in excess of the initial award.

(6)	Modification of Stock Appreciation Rights in Connection with Separation. These amounts represent modified awards of SARs that were previously granted to Mr. Altice and would have been forfeited upon his separation from service on July 18, 2017 in accordance with the terms of the applicable grant agreements. The modified SARs represent the unvested portion of the following SARs: 12,450 of the SARs originally granted on February 15, 2017, 12,900 of the SARs originally granted on February 10, 2016 and 9,900 of the SARs originally granted on May 15, 2015.

(7)	Modification of Stock Appreciation Rights in Connection with Retirement. These amounts represent modified awards of SARs that were previously granted to Mr. Van Hulle and would have been forfeited upon his retirement on July 3, 2017 in accordance with the terms of the applicable grant agreements. The modified SARs represent the unvested portion of the following SARs: 14,900 of the SARs originally granted on February 15, 2017, 4,560 of the SARs originally granted on February 10, 2016, 11,200 of the SARs originally granted on February 4, 2015 and 3,466 of the SARs originally granted on February 11, 2014. The modifications were based upon (1) the period of time that Mr. Van Hulle was employed by PolyOne from the original grant date of the award through May 31, 2017 (the modification date) and (2) the attainment of applicable stock price hurdles.

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EXECUTIVE COMPENSATION

All Other Stock Awards: Number of Shares of Stock or Units (RSUs) (column (h))

(8)	Annual Grant of RSUs. These amounts represent stock-settled RSUs granted to the Named Executive Officers on February 15, 2017 as part of our 2017 annual long-term incentive award under the Long-Term Incentive Plan. The RSUs generally vest on the third anniversary of the grant date. The RSUs have dividend equivalent rights that entitle the grantee to dividend equivalents on each share of our common stock underlying the award equal to the dividend per share declared and paid on our issued and outstanding shares of common stock. The dividend equivalent rights are subject to the same restrictions as the underlying RSUs.

(9)	One Time Grant of RSUs. This amount represents a one-time grant of stock-settled RSUs to Mr. Crist under the 2017 Long-Term Incentive Plan. The RSUs have dividend equivalent rights that entitle the grantee to dividend equivalents on each share of our common stock underlying the award equal to the dividend per share declared and paid on our issued and outstanding shares of common stock. The dividend equivalent rights are subject to the same restrictions as the underlying RSUs. This grant is described in detail in the “What We Pay and Why: Elements of Compensation” section of this proxy statement.

(10)	Modification of RSUs in Connection with Separation. The amounts in the table represent modified awards of RSUs that were previously granted to Mr. Altice that would have been forfeited upon his separation from service. The awards were modified in connection with Mr. Altice’s Separation Agreement. The modified RSUs represent the modification value of all of Mr. Altice’s outstanding RSUs at the time of his separation from service: 4,182 of the RSUs originally granted on February 15, 2017, 4,350 of the RSUs originally granted on February 10, 2016 and 3,723 of the RSUs originally granted on May 15, 2015. The awards will vest in full on the third anniversary of their original grant date.

(11)	Modification of RSUs in Connection with Retirement. These amounts represent modified awards of RSUs that were previously granted to Mr. Van Hulle that would have been forfeited upon his retirement on July 3, 2017 in accordance with the terms of their applicable grant agreements. The modified RSUs represent the modification value of the following RSUs: 4,473 of the RSUs originally granted on February 15, 2017, 2,826 of the RSUs originally granted on February 10, 2016, and 1,180 of the RSUs originally granted on February 4, 2015. The modifications were based upon the period of time that Mr. Van Hulle was employed by PolyOne from the original grant date of the award through May 31, 2017 (the modification date). The awards will be released in full on the third anniversary of their original grant date.

Exercise or Base Price of Option Awards (column (i))

In setting the base price of these SARs, we followed the practice of using our closing stock price on the grant date. This practice complies with the Long-Term Incentive Plan.

Grant Date Fair Value of Stock and Option Awards (column (j))

The amounts in this column represent the grant date fair value of each equity-based award, computed in accordance with FASB ASC Topic 718. For information regarding the assumptions used in determining the fair value of an award, please refer to Note 14, Share-Based Compensation, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Narrative Disclosure Relating to the 2017 Summary Compensation Table and the 2017 Grants of Plan-Based Awards Table

For more information regarding Mr. Altice’s Separation Agreement and the retirement of Mr. Van Hulle, refer to the “Potential Payments Upon Termination or Change of Control” section of this proxy statement. For information regarding the amount of salary and bonus compensation in proportion to total compensation, see the “What We Pay and Why: Elements of Compensation” section of this proxy statement.

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EXECUTIVE COMPENSATION

Outstanding Equity Awards at 2017 Fiscal Year-End

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($) (j)
R.M. Patterson	-	-	-	-	-	25,039 (1)	1,089,197	-	-
	-	-	-	-	-	35,796 (2)	1,557,126	-	-
	-	-	-	-	-	39,630 (3)	1,723,905	-	-
	-	-	-	-	-	-	-	52,524 (6)	2,284,794
	-	-	-	-	-	-	-	52,524 (6)	2,284,794
	30,500 (7)	-	-	14.81	2/16/2021	-	-	-	-
	48,800 (8)	-	-	14.61	2/14/2022	-	-	-	-
	30,700 (9)	-	-	23.08	2/15/2023	-	-	-	-
	20,500 (10)	-	-	35.07	2/11/2024	-	-	-	-
	44,467 (11)	-	22,233 (11)	38.27	2/4/2025	-	-	-	-
	35,067 (12)	70,133 (12)	-	24.98	2/10/2026	-	-	-	-
	-	118,200 (13)	-	34.10	2/15/2027	-	-	-	-
	-	-	-	-	-	6,996 (1)	304,326	-	-
	-	-	-	-	-	8,553 (2)	372,056	-	-
B.C. Richardson	-	-	-	-	-	8,272 (3)	359,832	-	-
	17,400 (10)	-	-	35.07	2/11/2024	-	-	-	-
	12,467 (11)	-	6,233 (11)	38.27	2/4/2025	-	-	-	-
	8,384 (12)	16,766 (12)	-	24.98	2/10/2026	-	-	-	-
	-	24,650 (13)	-	34.10	2/15/2027	-	-	-	-
	-	-	-	-	-	2,718 (1)	118,233	-	-
	-	-	-	-	-	3,558 (2)	154,773	-	-
M.D. Crist						3,909 (3)	170,042
	-	-	-	-	-	10,073 (4)	438,176	-	-
	2,600 (8)	-	-	14.61	2/14/2022	-	-	-	-
	2,867 (9)	-	-	23.08	2/15/2023	-	-	-	-
	3,000 (10)	-	-	35.07	2/11/2024	-	-	-	-
	4,867 (11)	-	2,433 (11)	38.27	2/4/2025	-	-	-	-
	3,467 (12)	6,933 (12)	-	24.98	2/10/2026	-	-	-	-
	-	11,600 (13)	-	34.10	2/15/2027	-	-	-	-
M.A. Garratt	-	-	-	-	-	3,447 (1)	149,945	-	-
	-	-	-	-	-	4,382 (2)	190,617	-	-
	-	-	-	-	-	4,467 (3)	194,315
	7,800 (10)	-	-	35.07	2/11/2024	-	-	-	-
	6,134 (11)	-	3,066 (11)	38.27	2/4/2025	-	-	-	-
	4,300 (12)	8,600 (12)	-	24.98	2/10/2026	-	-	-	-
	-	13,250 (13)	-	34.10	2/15/2027	-	-	-	-
C.M. Nikrant	-	-	-	-	-	3,554 (1)	154,599	-	-
	-	-	-	-	-	4,639 (2)	201,797	-	-
	-	-	-	-	-	4,620 (3)	200,970	-	-
	23,300 (8)	-	-	14.61	2/14/2022	-	-	-	-
	13,700 (9)	-	-	23.08	2/15/2023	-	-	-	-
	8,700 (10)	-	-	35.07	2/11/2024	-	-	-	-
	6,200 (11)	-	3,100 (11)	38.27	2/4/2025	-	-	-	-
	4,517 (12)	9,033 (12)	-	24.98	2/10/2026	-	-	-	-
	-	13,750 (13)	-	34.10	2/15/2027	-	-	-	-
R.N. Altice	-	-	-	-	-	3,751 (5)	163,169	-	-
	-	-	-	-	-	4,382 (2)	190,617	-	-
	-	-	-	-	-	4,213 (3)	183,266
	6,600 (14)	-	3,300 (14)	40.19	5/15/2025	-	-	-	-
	4,300 (12)	8,600 (12)	-	24.98	2/10/2026	-	-	-	-
	-	12,450 (13)	-	34.10	2/15/2027	-	-	-	-
J.V. Van Hulle	-	-	-	-	-	4,177 (1)	181,700	-	-
	-	-	-	-	-	5,102 (2)	221,937	-	-
	-	-	-	-	-	5,025 (3)	218,588	-	-
	10,400 (10)	-	-	35.07	2/11/2024	-	-	-	-
	7,467 (11)	-	3,733 (11)	38.27	2/4/2025	-	-	-	-
	5,000 (12)	10,000 (12)	-	24.98	2/10/2026	-	-	-	-
	-	14,900 (13)	-	34.10	2/15/2027	-	-	-	-

50

EXECUTIVE COMPENSATION

(1)	Represents a stock-settled RSU award that was granted on February 4, 2015 and generally vests in full on the third anniversary of the grant date. The award includes shares deemed purchased with reinvested dividend equivalents that are subject to the same forfeiture conditions as the shares to which the dividends relate.

(2)	Represents a stock-settled RSU award that was granted on February 10, 2016 and generally vests in full on the third anniversary of the grant date. The award includes shares deemed purchased with reinvested dividend equivalents that are subject to the same forfeiture conditions as the shares to which the dividends relate.

(3)	Represents a stock-settled RSU award that was granted on February 15, 2017 and generally vests in full on the third anniversary of the grant date. The award includes shares deemed purchased with reinvested dividend equivalents that are subject to the same forfeiture conditions as the shares to which the dividends relate.

(4)	Represents a stock-settled RSU award that was granted on July 3, 2017 and generally vests in full on the third anniversary of the grant date. The award includes shares deemed purchased with reinvested dividend equivalents that are subject to the same forfeiture conditions as the shares to which the dividends relate.

(5)	Represents a stock-settled RSU award that was granted on May 15, 2015 and generally vests in full on the third anniversary of the grant date. The award includes shares deemed purchased with reinvested dividend equivalents that are subject to the same forfeiture conditions as the shares to which the dividends relate.

(6)	Represents a grant of performance shares on May 15, 2014. If a specified earnings per share goal is met by December 31, 2018 and Mr. Patterson has remained in continuous employment with the Company, then 50,000 performance shares shall become non-forfeitable and fully vested on May 15, 2019. If a specified earnings per share goal is met by December 31, 2023 and Mr. Patterson has remained in continuous employment with the Company, then the remaining 50,000 performance shares shall become non-forfeitable and fully vested on May 15, 2024. Both awards include shares deemed purchased with reinvested dividend equivalents that are subject to the same forfeiture conditions as the shares to which the dividends relate.

(7)	Represents stock-settled SARs granted on February 16, 2011 that generally vested in one-third increments on each of the first three anniversaries of the grant date.

(8)	Represents stock-settled SARs granted on February 14, 2012 that vested in one-third increments on each of the first three anniversaries of the grant date. The SARs were also subject to performance-based vesting and vested upon the attainment of stock price hurdles (based on PolyOne’s closing stock price and sustained for thirty consecutive trading days) for our common shares as follows: one-third at $16.07; one-third at $16.80; and one-third at $17.53. The stock price hurdles were achieved in 2012.

(9)	Represents stock-settled SARs granted on February 15, 2013 that vested in one-third increments on each of the first three anniversaries of the grant date. The SARs were also subject to performance-based vesting and vested upon the attainment of stock price hurdles (based on PolyOne’s closing stock price and sustained for thirty consecutive trading days) for our common shares as follows: one-third at $25.39; one-third at $26.54; and one-third at $27.70. The stock price hurdles were achieved in 2013.

(10)	Represents stock-settled SARs granted on February 11, 2014 that vest in increments upon the attainment of stock price hurdles (based on PolyOne’s closing stock price and sustained for thirty consecutive trading days) for our common shares as follows: one-third at $38.58; one-third at $40.33; and one-third at $42.08. The first two stock price hurdles were achieved in 2014 and the last stock price hurdle was achieved in 2017.

(11)	Represents stock-settled SARs granted on February 4, 2015 that vest in increments upon the attainment of stock price hurdles (based on PolyOne’s closing stock price and sustained for thirty consecutive trading days) for our common shares as follows: one-third at $42.10; one-third at $44.01; and one-third at $45.92. The first two stock price hurdles were achieved in 2017. The SARs are also subject generally to time-based vesting in one-third increments on each of the first three anniversaries of the grant date.

(12)	Represents stock-settled SARs granted on February 10, 2016 that vest in increments upon the attainment of stock price hurdles (based on PolyOne’s closing stock price and sustained for thirty consecutive trading days) for our common shares as follows: one-third at $27.48; one-third at $28.73; and one-third at $29.98. The stock price hurdles were achieved in 2016. The SARs are also subject generally to time-based vesting in one-third increments on each of the first three anniversaries of the grant date.

51

EXECUTIVE COMPENSATION

(13)	Represents stock-settled SARs granted on February 15, 2017 that vest in increments upon the attainment of stock price hurdles (based on PolyOne’s closing stock price and sustained for thirty consecutive trading days) for our common shares as follows: one-third at $37.51; one-third at $39.22; and one-third at $40.92. The stock price hurdles were achieved in 2017. The SARs are also subject generally to time-based vesting in one-third increments on each of the first three anniversaries of the grant date.

(14)	Represents stock-settled SARs granted on May 15, 2015 that vest in increments upon the attainment of stock price hurdles (based on PolyOne’s closing stock price and sustained for thirty consecutive trading days) for our common shares as follows: one-third at $42.10; one-third at $44.01; and one-third at $45.92. The first two stock price hurdles were achieved in 2017. The SARs are also subject generally to time-based vesting in one-third increments on each of the first three anniversaries of the grant date.

Number of Securities Underlying Unexercised Options (#) Exercisable (column (b))

This column shows the fully vested and exercisable SARs held by the Named Executive Officers as of December 31, 2017.

Number of Securities Underlying Unexercised Options (#) Unexercisable (column (c))

This column shows the unvested and unexercisable SARs held by the Named Executive Officers as of December 31, 2017.

Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (column (d))

This column shows shares underlying unexercised SARs awarded under the Long-Term Incentive Plan that have not been earned as an applicable stock price hurdle has not been met as of December 31, 2017.

Option Exercise Price (column (e))

This column shows the base price for each SAR reported in columns (b), (c) and (d).

Option Expiration Date (column (f))

This column shows the expiration dates for each SAR reported in columns (b), (c) and (d).

Number of Shares or Units of Stock That Have Not Vested (column (g))

This column shows the unvested RSUs held by the Named Executive Officers as of December 31, 2017. The RSUs have dividend equivalent rights that entitle the grantee to dividend equivalents on each share of our common stock underlying the award equal to the dividend per share declared and paid on our issued and outstanding shares of common stock. The amounts in this column include all dividend equivalents declared from 2015 through 2017 attributable to the awards (including the 4th quarter dividend declared on October 12, 2017 to shareholders of record on December 15, 2017, which was paid on January 10, 2018).

Market Value of Shares or Units of Stock That Have Not Vested (column (h))

The market value is determined based on the closing stock price of our common shares on December 29, 2017 ($43.50).

Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (column (i))

This column shows the performance shares held by the Named Executive Officers as of December 31, 2017 that have not vested and have not been earned. The performance shares have dividend equivalent rights that entitle the grantee to dividend equivalents on each share of our common stock underlying the award equal to the dividend per share declared and paid on our issued and outstanding shares of common stock. The amounts in this column include all dividend equivalents declared from 2015 through 2017 attributable to the awards (including the 4th quarter dividend declared on October 12, 2017 to shareholders of record on December 15, 2017, which was paid on January 10, 2018).

Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (column (j))

The market value is determined based on the closing stock price of our common shares on December 29, 2017 ($43.50).

52

EXECUTIVE COMPENSATION

2017 Option Exercises and Stock Vested

Name (a)	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
R.M. Patterson	-	-	8,510	294,361
B.C. Richardson	-	-	7,266	251,331
M.D. Crist	-	-	1,252	43,307
M.A. Garratt	-	-	5,826	211,286
C.M. Nikrant	-	-	3,634	125,700
R.A. Altice	-	-	-	-
J.V. Van Hulle	13,700	316,881	30,295	1,014,967

Option Awards (columns (b) and (c))

Column (b) reports exercises of SARs during 2017 on an aggregate basis. The value realized on exercise (column (c)) was computed by determining the difference between the closing stock price of the underlying securities at exercise and the base price of the SARs.

Stock Awards (columns (d) and (e))

Column (d) reports the vesting of RSUs during 2017 on an aggregate basis. For all Named Executive Officers the stock awards include RSUs that were granted on February 11, 2014 and settled on February 11, 2017. For Mr. Garratt the stock awards include RSUs that were granted on May 15, 2014 and settled on May 15, 2017. For Mr. Van Hulle the stock awards include RSUs that were granted on March 13, 2014 and settled on March 13, 2017. The amounts in these columns include shares awarded through a dividend equivalent feature under the Long-Term Incentive Plan.

The value realized on vesting (column (e)) was computed by multiplying the number of vested RSUs, including the corresponding dividend equivalents, by the closing stock price of the underlying securities on the trading day prior to the vesting date.

2017 Nonqualified Deferred Compensation

We offer a defined contribution retirement benefit to all eligible PolyOne participants through the Qualified Savings Plan. The Qualified Savings Plan provides employees with individual retirement accounts funded by contributions including an employer-paid match on employee contributions dollar-for-dollar on the first 3% of earnings the employee contributes plus $0.50 per dollar on the next 3% of earnings the employee contributes. The Internal Revenue Code limits employee contributions to the Qualified Savings Plan to $18,000 ($24,000 for participants over age 50), and earnings upon which employee/employer contributions may be made are limited to $270,000 in 2017.

We currently offer participation in a nonqualified deferred compensation retirement plan, called the PolyOne Supplemental Retirement Benefit Plan, to specified employees that include the Named Executive Officers. This plan is an unfunded, nonqualified plan that provides benefits similar to our Qualified Savings Plan, but without Internal Revenue Code contribution and earnings limitations. The Named Executive Officers are permitted to elect to defer up to 50% of their salary and annual bonus into the plan. The amounts deferred are credited to accounts selected by the Named Executive Officer that mirror the investment alternatives available in our Qualified Savings Plan, except that they cannot elect the PolyOne stock fund with respect to amounts deferred under the PolyOne Supplemental Retirement Benefit Plan. Each Named Executive Officer who participates in the PolyOne Supplemental Retirement Benefit Plan is 100% vested in that portion of their account that is attributable to elective deferrals and the Company match. A Named Executive Officer’s vested accounts will commence to be paid to them within 30 days of the date of their termination of employment with us in the form of payment they selected (lump-sum payment or payment in installments over a period not exceeding 10 years) on an election form received by us.

53

EXECUTIVE COMPENSATION

The PolyOne Supplemental Retirement Benefit Plan is subject to the rules of Code Section 409A, which restricts the timing of distributions. Thus, payment, or commencement of payment, to the Named Executive Officers of their accounts may need to be delayed by six months following their separation from service with us.

Name	Aggregate Balance at 12/31/2016 ($)	Executive Contributions in Last FY ($)(2)	Registrant Contributions in Last FY ($)(3)	Aggregate Earnings in Last FY ($)(4)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(1)(5)
R.M. Patterson	2,853,299	225,465	74,613	304,806	-	3,458,183
B.C. Richardson	561,612	141,932	26,513	63,017	-	793,074
M.D. Crist	91,465	10,906	9,523	16,687	-	128,581
M.A. Garratt	203,166	73,719	14,748	43,981	-	335,614
C.M. Nikrant	488,329	40,899	11,010	104,826	-	645,064
R.A. Altice	30,652	4,707	623	6,190	-	42,172
J.V. Van Hulle	720,356	57,223	2,777	46,341	-	826,697

(1)	Includes the following amounts reported as “Salary,” “Non-Equity Incentive Plan Compensation,” or “All Other Compensation” for the Named Executive Officers in our summary compensation tables for prior fiscal years: $1,972,549 for Mr. Patterson, $530,150 for Mr. Richardson, $0 for Mr. Crist, $66,997 for Mr. Garratt, $146,803 for Mr. Nikrant, $0 for Mr. Altice and $173,594 for Mr. Van Hulle.

(2)	These reflect actual amounts earned by the Named Executive Officers in 2017 that have been deferred on a voluntary basis. All amounts reflected in this column are included in the 2017 Summary Compensation Table of this proxy statement as “Salary” or “Non-Equity Incentive Plan Compensation.”

(3)	This column contains contributions by us in the last fiscal year under the PolyOne Supplemental Retirement Benefit Plan, which provides for benefits in excess of amounts permitted to be contributed under our Qualified Savings Plan. All of the amounts in this column are included in the “All Other Compensation” column of the 2017 Summary Compensation Table of this proxy statement.

(4)	Because amounts included in this column do not include above-market or preferential earnings, none of these amounts are included under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the 2017 Summary Compensation Table of this proxy statement.

(5)	A portion of the balance reflected in the table represents amounts earned by the Named Executive Officers, which they have elected to defer on a voluntary basis.

Potential Payments Upon Termination or Change of Control

Summary of Potential Payments

Our plans, agreements, arrangements or typical practices would provide severance benefits to our Named Executive Officers (except Messrs. Altice and Van Hulle) in varying amounts to the executive under certain scenarios. We do not have employment agreements with our Named Executive Officers. We do have management continuity agreements (“Continuity Agreements”) with each of our other Named Executive Officers that provide for specified benefits upon a termination of employment following a change of control, and each of our Named Executive Officers (other than Messrs. Altice and Van Hulle) participate in our Executive Severance Plan. Further, other Company plans, agreements and arrangements may provide for specified benefits upon a change of control (or for acceleration of such benefits). Severance and other benefits that are payable upon a termination of employment or upon a change of control are described below. The table following this narrative discussion summarizes the amounts payable upon termination or a change of control under certain circumstances to our Named Executive Officers (except Messrs. Altice and Van Hulle), assuming that the executive’s employment terminated on December 29, 2017.

Management Continuity Agreements

We have entered into Continuity Agreements with all of our elected corporate officers, including each of the Named Executive Officers. The Continuity Agreements serve to encourage these key executives to carry out their duties and provide continuity of management in the event of a “change of control” of PolyOne. The Named Executive

54

EXECUTIVE COMPENSATION

Officers are generally provided with severance protection for a period of three years (for Mr. Patterson) and two years (for the other Named Executive Officers) should his employment be terminated either by us without cause or by the executive for good reason following a change of control. The Continuity Agreements are automatically renewed each year unless we give prior notice of termination and do not provide any assurance of continued employment. For these purposes, “change of control”, “cause” and “good reason” have the meanings ascribed to such terms in the Continuity Agreements.

If a change of control occurs and the Named Executive Officer’s employment is terminated by us or a successor for reasons other than “cause” or is terminated voluntarily by the individual for “good reason,” in each case during the severance protection period, then the Continuity Agreements generally provide that the individual would be entitled to receive:

●	A lump-sum payment equal to two or three years (depending on the executive) of the base salary in effect immediately prior to the change of control, or if greater, on the termination date;

●	A lump-sum payment equal to two or three times (depending on the executive) the executive’s targeted Annual Incentive Amount, as that term is defined the Continuity Agreement, in effect prior to the change of control;

●	Employee health and welfare benefits (excluding the long-term disability plan) for up to two or three years (depending on the executive) at active employee rates;

●	An allowance equal to one year of financial planning/tax preparation that the executive was entitled to receive prior to the change of control;

●	A lump-sum payment equal to the employer contributions required to be made to certain retirement plans on behalf of the executive for the year of the change of control or the year of termination; and

●	A tax gross-up for any excise tax due under the Internal Revenue Code for any so-called “golden parachute” payments made under the agreements (but only for Named Executive Officers with “grandfathered” Continuity Agreements). In 2011, the Compensation Committee eliminated the tax gross-up benefit for so called “excess parachute payments” under Code Section 280G from the Continuity Agreements provided to Named Executives Officers who were hired in or who had Continuity Agreements amended in 2011 and thereafter.

None of the agreements contain a single trigger or a modified single trigger for benefits. The Continuity Agreements do not provide for benefits upon death or disability following a change of control.

To the extent a payment or benefit that is paid or provided under a Continuity Agreement would also be paid or provided under the terms of another plan, program, agreement, arrangement or legal requirement, the executive would be entitled to payment under the Continuity Agreement or such other applicable plan, program, agreement, arrangement or legal requirement, whichever provides for greater benefits, but would not be entitled to benefits under both the Continuity Agreement and such other plan, program, agreement, arrangement or legal requirement.

In addition, in order to receive payment and benefits under the Continuity Agreement, the Named Executive Officer must execute a release of claims against PolyOne and comply with confidentiality, non-compete and non-solicitation covenants for two or three years, depending on the executive.

Executive Severance Plan

Effective May 25, 2006, and as amended most recently effective May 15, 2014, the Compensation Committee adopted the Executive Severance Plan. The Executive Severance Plan provides for severance payments upon certain terminations of employment to our Named Executive Officers and other elected officers who are expected to make substantial contributions to our success and thereby provide for stability and continuity of operations. All of the Named Executive Officers participate in the Executive Severance Plan except Mr. Altice, whose severance benefits were provided through his Separation Agreement.

55

EXECUTIVE COMPENSATION

The Executive Severance Plan provides that, if PolyOne terminates the employment of a Named Executive Officer for any reason other than Cause (as defined in the Executive Severance Plan), death or disability, then the Named Executive Officer will be entitled to receive:

●	Salary continuation payments in an amount equal to two times the Named Executive Officer’s base salary;

●	A payment in an amount equal to the Named Executive Officer’s annual bonus under the Annual Plan as earned for the year in which the separation occurs;

●	Reimbursement for the costs previously paid by us for continued coverage for two years in our medical, dental and vision plans, plus any taxes imposed as a result of such reimbursement; and

●	Fees for outplacement benefits for a period of 12 months.

We do not have to make payments to Named Executive Officers under the Executive Severance Plan if they are entitled to receive payment under a Continuity Agreement discussed above. In addition, in order to receive payments under the Executive Severance Plan, the Named Executive Officer must execute a release of claims against us and is subject to confidentiality, non-compete, non-solicitation and non-disparagement covenants during the two-year severance period.

Separation Agreement with Mr. Altice

As a result of the divestiture of DSS, Mr. Altice separated from service on July 18, 2017 and became entitled to the payments and benefits provided under his Separation Agreement, consisting of (1) a lump sum payment of $800,000 representing 24 months of salary continuation, (2) a lump sum payment of $22,000 equal to the value of Mr. Altice’s unvested retirement contribution in the Qualified Savings Plan, (3) a payment equivalent to the amount calculated under the Annual Plan as earned in 2017 using Corporate attainment results of $140,555, (4) 24 months of accrued post-separation medical, vision and dental coverage reimbursements estimated to be $35,400 and (5) accrued post-separation outplacement services totaling $8,300. The details of Mr. Altice’s Separation Agreement are described above in the “Other Aspects of Our Compensation Programs” section of this proxy statement.

Effective upon his separation from service, PolyOne modified all of Mr. Altice’s unvested long-term incentive awards, which would have otherwise been forfeited under the terms of his applicable grant agreements upon his separation from service. For details regarding the modified awards, refer to footnotes 3, 6, and 10 to the 2017 Grants of Plan-Based Awards table of this proxy statement.

Retirement of Former Executive

On July 3, 2017, Mr. Van Hulle retired from his position as Senior Vice President, President of Color, Additives and Inks. In accordance with the 2017 Annual Plan, Mr. Van Hulle received a payout of his short-term incentive based upon his eligible earnings in 2017. In consideration of Mr. Van Hulle’s years of service to the Company, including his significant contributions since our transformation began in 2006, the continued employment requirement of Mr. Van Hulle’s unvested long-term incentive awards was waived and the awards were modified as a result; such awards will otherwise be governed by the standard terms of each award, including any performance criteria. For details regarding the modified awards, refer to footnotes 4, 7, and 11 to the 2017 Grants of Plan-Based Awards table of this proxy statement. Mr. Van Hulle retained his vested equity awards, which will be governed by the standard terms of each award. See the Outstanding Equity Awards at 2017 Fiscal Year-End table of this proxy statement for more information. Mr. Van Hulle’s retirement benefits will consist of those benefits accrued and vested under the standard terms and conditions of the plans in which he participated. See the “2017 Nonqualified Deferred Compensation” section of this proxy statement for more information.

Annual Plan

All of our Named Executive Officers participate in the Annual Plan. The Annual Plan provides that, if a change of control occurs, we are required to pay each participant an interim lump-sum cash payment equal to the product of the number of months that have elapsed in the calendar year in which the change of control occurs and one-twelfth of the participant’s target annual incentive award opportunity in effect prior to the change of control. We have the obligation to make a final payment under the terms of the Annual Plan for the plan year in which the change of control occurs, but may offset the amount of any interim payment made. For these purposes “change of control” has the meaning

56

EXECUTIVE COMPENSATION

ascribed to such term in the Annual Plan. In addition, participants receive a payout, as earned, upon their death, disability or retirement after the first quarter of the Annual Plan year.

Long-Term Incentive Awards

Each of the grant agreements evidencing outstanding awards of RSUs, SARs, cash-settled performance units and performance shares provide that the vesting of such award will accelerate upon a change of control. In the event of a change of control, cash-settled performance units for which all performance periods are completed as of December 31, 2017 are valued at actual attainment, and cash-settled performance units for which all performance periods are not completed as of December 31, 2017 are valued at target attainment. For this purpose, a “change of control” is defined in the Long-Term Incentive Plan. The grant agreements also provide for prorated vesting upon death, disability and retirement, as those terms are defined in the grant agreements, with the exception of Messrs. Altice and Van Hulle’s outstanding awards, which were modified to eliminate any prorated vesting and forfeiture provisions. In the event of a death, disability or retirement, as those terms are defined in the grant agreements, cash-settled performance units for which all performance periods are completed as of December 31, 2017 are valued at actual attainment and cash-settled performance units for which all performance periods are not completed as of December 31, 2017 are valued at target attainment.

Retirement Benefits

The PolyOne Supplemental Retirement Benefit Plan that is made available to all of our Named Executive Officers has provisions relating to the termination of employment with PolyOne. These payments are described more fully in the disclosure provided in the “2017 Nonqualified Deferred Compensation” section of this proxy statement.

Payments and Benefits Upon Termination — As of the End of Fiscal Year 2017

The following table summarizes the amounts payable to the Named Executive Officers (except for Messrs. Altice and Van Hulle) upon termination under specified circumstances or upon a change of control. The data below assumes that each triggering event listed in the tables occurred on December 29, 2017 and that the stock price for our common shares was $43.50, the closing stock price of our common shares on December 29, 2017.

Name	Benefits and Payments	Voluntary Termination ($)	Retirement (1) ($)	Disability ($)	Death ($)	Involuntary Termination with Cause ($)	Involuntary Termination without Cause ($)	Termination without Cause or for Good Reason Following a Change of Control ($)
R.M. Patterson	Cash Severance Benefit (2)	-	-	-	-	-	3,280,717	6,534,000
	Annual Incentive for Year of Termination	-	-	1,300,717	1,300,717	-	-	1,300,717
	Cash-Settled Performance Units (3)	-	-	1,571,594	1,571,594	-	-	2,646,600
	Restricted Stock Units (4)	-	-	2,531,092	2,531,092	-	-	4,353,307
	Performance Shares (5)	-	-	2,480,805	2,480,805	-	-	4,551,928
	Unexercisable Stock Options/SARs (4)	-	-	1,618,624	1,618,624	-	-	2,526,222
	Health and Welfare Benefits (6)	-	-	-	-	-	36,648	54,972
	Financial Planning Services (7)	-	-	-	-	-	-	13,000
	Outplacement Benefits	-	-	-	-	-	8,300	-
	Lump Sum for Defined Contribution Plans	-	-	-	-	-	-	294,030
	Excise Tax Gross-up (8)	-	-	-	-	-	-	6,773,123
B.C. Richardson	Cash Severance Benefit (2)	-	-	-	-	-	1,588,383	1,274,109
	Annual Incentive for Year of Termination	-	-	418,383	418,383	-	-	418,383
	Cash-Settled Performance Units (3)	-	-	387,679	387,679	-	-	621,680
	Restricted Stock Units (4)	-	-	632,099	632,099	-	-	1,032,125
	Unexercisable Stock Options/SARs (4)	-	-	368,776	368,776	-	-	574,815
	Health and Welfare Benefits (6)	-	-	-	-	-	24,624	24,624
	Financial Planning Services (7)	-	-	-	-	-	-	10,000
	Outplacement Benefits	-	-	-	-	-	8,300	-
	Lump Sum for Defined Contribution Plans	-	-	-	-	-	-	86,870

57

EXECUTIVE COMPENSATION

Name	Benefits and Payments	Voluntary Termination ($)	Retirement ($)	(1)	Disability ($)	Death ($)	Involuntary Termination with Cause ($)	Involuntary Termination without Cause ($)	Termination without Cause or for Good Reason Following a Change of Control ($)
M.D. Crist	Cash Severance Benefit (2)	-	-		-	-	-	1,039,160	1,224,500
	Annual Incentive for Year of Termination	-	249,160		249,160	249,160	-	-	249,160
	Cash-Settled Performance Units (3)	-	161,253		161,253	161,253	-	161,253	266,920
	Restricted Stock Units (4)	-	333,298		333,298	333,298	-	333,298	877,744
	Unexercisable Stock Options/SARs (4)	-	159,577		159,577	159,577	-	159,577	250,164
	Health and Welfare Benefits (6)	-	-		-	-	-	35,760	35,760
	Financial Planning Services (7)	-	-		-	-	-	-	10,000
	Outplacement Benefits	-	-		-	-	-	8,300	-
	Lump Sum for Defined Contribution Plans	-	-		-	-	-	-	55,100
M.A. Garratt	Cash Severance Benefit (2) (8)	-	-		-	-	-	1,093,859	1,020,867
	Annual Incentive for Year of Termination	-	-		253,859	253,859	-	-	253,859
	Cash-Settled Performance Units (3)	-	-		197,759	197,759	-	-	321,760
	Restricted Stock Units (4)	-	-		320,987	320,987	-	-	532,746
	Unexercisable Stock Options/SARs (4)	-	-		192,213	192,213	-	-	299,857
	Health and Welfare Benefits (6)	-	-		-	-	-	35,760	35,760
	Financial Planning Services (7)	-	-		-	-	-	-	10,000
	Outplacement Benefits	-	-		-	-	-	8,300	-
	Lump Sum for Defined Contribution Plans	-	-		-	-	-	-	58,590
C.M. Nikrant	Cash Severance Benefit (2)	-	-		-	-	-	1,028,627	1,333,000
	Annual Incentive for Year of Termination	-	168,627		168,627	168,627	-	-	232,269
	Cash-Settled Performance Units (3)	-	204,146		204,146	204,146	-	204,146	333,480
	Restricted Stock Units (4)	-	334,472		334,472	334,472	-	334,472	555,191
	Unexercisable Stock Options/SARs (4)	-	201,057		201,057	201,057	-	201,057	312,754
	Health and Welfare Benefits (6)	-	-		-	-	-	24,624	24,624
	Financial Planning Services (7)	-	-		-	-	-	-	10,000
	Outplacement Benefits	-	-		-	-	-	8,300	-
	Lump Sum for Defined Contribution Plans	-	-		-	-	-	-	59,990

(1)	Retirement is generally defined as the executive’s attainment of age 55 with 10 years of service or age 58 with five years of service.

(2)	Cash severance benefits are payable (a) in the event of an involuntary termination without cause, under the Executive Severance Plan or (b) in the event of an involuntary termination following a change of control, under the Continuity Agreement.

(3)	Cash-settled performance units granted in 2017 and 2016 reflect a prorated target amount in cases of retirement, disability or death. For cash-settled performance units granted in 2015, awards reflect actual attainment. In the case of involuntary termination following a change of control, awards granted in 2017 and 2016 reflect the full value award at target.

(4)	RSUs and unexercisable stock options/SARs granted in 2017, 2016 and 2015 reflect a prorated amount of the award in cases of retirement, disability or death. In the case of involuntary termination following a change of control, all of these awards reflect their full value.

(5)	Performance shares granted in 2014 reflect a prorated amount in cases of disability or death. In the case of involuntary termination following a change of control, all awards reflect their full value.

(6)	Continuation of health and welfare benefits upon an involuntary termination without cause are provided under the Executive Severance Plan or the Continuity Agreement in the event of an involuntary termination following a change of control.

(7)	Continuation of financial planning benefits is provided under the terms of the Continuity Agreements.

(8)

For Mr. Patterson, this represents the amount of excise tax that would be imposed on the executive under Code Section 280G and a tax gross-up amount relating to the payment of such tax. We eliminated the tax gross-ups for excise taxes imposed under Code Section 280G from any Continuity Agreements provided to Named Executive

58

EXECUTIVE COMPENSATION

Officers who were hired in or who had Continuity Agreements amended in 2011 and thereafter. Messrs. Richardson, Crist, Garratt and Nikrant are not provided a Code Section 280G gross-up benefit under their Continuity Agreements; instead, their severance benefits will be reduced in the event that an excise tax would be imposed on them under Code Section 280G in an amount sufficient to eliminate the excise tax. Messrs. Richardson’s and Garratt’s severance benefits in the event of a Termination without Cause or for Good Reason Following a Change of Control have been reduced by $656,391 and $281,133, respectively, as both were determined to be over the excise tax limit.

CEO Pay Ratio Disclosure

The SEC has adopted rules requiring annual disclosure of the ratio of the median employee’s annual total compensation to the annual total compensation of the CEO.

CEO Annual Total Compensation for 2017: $5,686,905

Median Employee Annual Total Compensation for 2017: $47,776

Ratio of CEO to Median Employee Annual Total Compensation for 2017: 119:1

In determining the median employee, we used a consistently applied compensation measure (“CACM”) for all 6,162 employees (other than the CEO) included in the determination. Our CACM is eligible earnings (which includes base wages, overtime, shift differentials, lump sum merit payments, designated paid time off, including holiday pay, jury duty pay, military adjustment pay, and vacation pay, and any work day premiums earned and paid to an active employee during the period) plus annual target cash incentive. To determine the median employee, all global employees as of December 31, 2017 were evaluated. This group of employees does not include any independent contractors or workers who provided leased services, and does not exclude any employees of businesses acquired by us or combined with us. Further, we did not utilize any statistical sampling or cost-of-living adjustments for purposes of this disclosure. A portion of our employee workforce (full-time and part-time) identified above worked for less than the full fiscal year due to commencing employment after January 1, 2017. In determining the median employee, we annualized the total compensation for such individuals by extending their eligible earnings over the full 365-day annual period but avoided creating full-time equivalencies.

The global employee evaluation focused on each employee’s eligible earnings and annual target cash incentive for the period January 1, 2017 to December 31, 2017. All salaries were converted to USD using the Company’s internal December 31, 2017 exchange rates. The eligible earnings and annual target cash incentive amounts were then added together to determine each employee’s CACM and the median employee was selected. Due to the fact that we had an even number of employees on our determination date, we had two median employees. We chose the employee who received a 2017 annual incentive payout as we believe that receiving a payout more appropriately reflects what the median employee could be expected to receive in a normal year. We note that, due to our permitted use of reasonable estimates and assumptions in preparing this pay ratio disclosure, the disclosure may involve a degree of imprecision, and thus this pay ratio disclosure is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions described above.

Compensation Committee Interlocks and Insider Participation

During 2017, Richard H. Fearon, Kerry J. Preete, William H. Powell, Farah M. Walters, and William A. Wulfsohn served on the Compensation Committee. None of our executive officers was a member of the board of directors or compensation committee of any other company where the relationship would be construed to constitute a committee interlock within the meaning of the rules of the SEC during 2017.

Policy on Related Person Transactions

Under our Guidelines for Ethical Business Conduct, we prohibit all employees, including our officers and non-employee Directors from engaging in activities that would impact their ability to carry out their duties in an independent, objective fashion. We also have adopted a written “Policy for Review of Transactions Between the Company and Its Directors, Executive Officers and Other Related Persons.” This policy requires an initial review by our Chief Legal Officer, Chief Financial Officer and Ethics and Compliance Officer, in consultation with each other (the “Reviewing Team”), of all transactions, arrangements or relationships with us in which any Director, executive officer

59

EXECUTIVE COMPENSATION

or other related person (including immediate family members of all related persons) has a direct or indirect material interest, and which involve $50,000 or more. Further, the Audit Committee must review and approve any transaction that the Reviewing Team determines may be required to be disclosed pursuant to Item 404 of Regulation S-K under the Exchange Act or any similar provision. In reviewing the related person transactions, the Reviewing Team and the Audit Committee consider the following factors: (1) whether the transaction is in conformity with our Guidelines for Ethical Business Conduct and is in our best interests; (2) whether the transaction would be in the ordinary course of our business; (3) whether the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party; (4) the disclosure standards set forth in Item 404 of Regulation S-K under the Exchange Act or any similar provision; and (5) whether the transaction could call into question the status of any Director or Director nominee as an independent director under the NYSE rules.

Risk Assessment of the Compensation Programs

As part of the Compensation Committee’s annual governance process, in October 2017 we conducted a formal assessment of our compensation programs to ensure that they do not create risks that are reasonably likely to have a material adverse effect on PolyOne. With guidance from the Consultant, our Internal Audit and Human Resources groups completed the initial risk assessment of our compensation programs, including those that extend beyond the executive officers. The assessment was reviewed by our legal department and the Consultant, with these groups providing additional analysis and validation of the results. The results of the compensation risk assessment were presented to the Compensation Committee at its October 2017 meeting. The areas we considered in determining that our compensation programs do not pose a material risk to PolyOne included our:

Compensation Philosophy	Payout Curves	Clawback Policy
Compensation Plan Design	Weightings of Incentive Plan Measures	Anti-Hedging/Anti-Pledging Policies
Balanced Pay Mix	Compensation Plan Governance and Oversight	Stock Ownership Requirements
Timing on Incentive Payouts	Selection of Performance Measures	Pay-for-Performance Validation

As a result of the assessment, the Compensation Committee concluded that our compensation structures are appropriate and no material risks were identified.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth in this proxy statement with management. Based on this review and discussion, the Compensation Committee has recommended to the Board the inclusion of the Compensation Discussion and Analysis in this proxy statement and in PolyOne’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

The Compensation Committee

of the Board of Directors

Richard H. Fearon

William H. Powell, Chairperson

Kerry J. Preete

William A. Wulfsohn

60

MISCELLANEOUS

MISCELLANEOUS PROVISIONS

Voting at the Meeting

Shareholders of record at the close of business on March 20, 2018 are entitled to vote at the meeting. On that date, a total of 79,962,955 common shares were outstanding. Each share is entitled to one vote.

The affirmative vote of a majority of the common shares represented and voting, in person or by proxy, at any meeting of shareholders at which a quorum is present is required for action by shareholders on any matter, unless the vote of a greater number of shares or voting by classes or series is required under Ohio law. Abstentions and broker non-votes are tabulated in determining the votes present at a meeting for purposes of determining a quorum. Shareholders will not be entitled to dissenter’s rights with respect to any matter to be considered at the Annual Meeting.

Directors are elected by a plurality of the votes of shares present, in person or by proxy, and entitled to vote on the election of Directors at a meeting at which a quorum is present. An abstention or a broker non-vote has the same effect as a vote against a Director nominee, as each abstention or broker non-vote would be one less vote in favor of a Director nominee. Your broker or other nominee will not be able to vote your shares with respect to the election of Directors if you have not provided directions to your broker. We strongly encourage you to submit your proxy card and exercise your right to vote as a shareholder. Holders of common shares have no cumulative voting rights. If any of the nominees listed in the “Proposal 1 – Election of Board of Directors” section of this proxy statement becomes unable or declines to serve as a Director, each properly signed proxy card will be voted for another person recommended by the Board. However, we have no reason to believe that this will occur.

Because the vote to approve Named Executive Officer compensation is advisory, there is technically no minimum vote requirement for these proposals. An abstention or broker non-vote will have no effect on these proposals as the abstention or broker non-vote will not be counted in determining the number of votes cast.

The affirmative vote of holders of at least a majority of the shares cast, in person or by proxy, is necessary for approval of the ratification of the appointment of EY as our independent registered public accounting firm. Because the proposal to ratify the appointment of EY is considered “routine,” your broker or other nominee will be able to vote your shares with respect to this proposal without your instructions. An abstention will have no effect on these proposals as the abstention will not be counted in determining the number of votes cast.

We know of no other matters that will be presented at the meeting; however, if other matters do properly come before the meeting, the persons named in the proxy card will vote on these matters in accordance with their best judgment.

Shareholder Proposals

Any shareholder who wishes to submit a proposal to be considered for inclusion in next year’s Proxy Statement should send the proposal to us, addressed to the Secretary, so that it is received on or before November 29, 2018. We suggest that all proposals be sent by certified mail, return receipt requested.

Additionally, a shareholder may submit a proposal for consideration at the 2019 Annual Meeting, but not for inclusion in next year’s Proxy Statement, if the shareholder gives timely written notice of such proposal in accordance with Regulation 8(c) of our Regulations. In general, Regulation 8(c) provides that, to be timely, a shareholder’s notice must be delivered to our principal executive offices not less than 60 nor more than 90 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s Annual Meeting. If the date of the 2019 Annual Meeting is delayed by more than 60 calendar days after the anniversary of the 2018 Annual Meeting, then a shareholder’s notice must be delivered to our principal executive offices not later than the close of business on the later of the 90th day prior to the 2019 Annual Meeting or the 10th calendar day following the day on which public announcement of the date of the 2019 Annual Meeting is first made.

Our proxy materials for the 2018 Annual Meeting will be mailed on or about March 29, 2018. Sixty days prior to the first anniversary of this date will be January 28, 2019, and 90 days prior to the first anniversary of this date will be December 29, 2018. Our proxies for the 2019 Annual Meeting will confer discretionary authority to vote on any matter if we do not receive timely written notice of such matter in accordance with Regulation 8(c). For business to be

61

MISCELLANEOUS

properly requested by a shareholder to be brought before the 2019 Annual Meeting, the shareholder must comply with all of the requirements of Regulation 8(c), not just the timeliness requirements set forth above.

Proxy Solicitation

We are making this proxy solicitation and will bear the expense of preparing, printing and mailing this notice and proxy statement. In addition to requesting proxies by mail, our officers and regular employees may request proxies by telephone or in person. We have retained Morrow Sodali LLC, 470 West Avenue, Stamford, CT 06902, to assist in the solicitation for an estimated fee of $7,500 plus reasonable expenses. We will ask custodians, nominees, and fiduciaries to send proxy material to beneficial owners in order to obtain voting instructions. We will, upon request, reimburse them for their reasonable expenses for mailing the proxy material.

We are mailing our Annual Report to Shareholders, including consolidated financial statements for the year ended December 31, 2017, to shareholders of record with this proxy statement.

We will furnish without charge to each person from whom a proxy is being solicited, upon written request of any such person, a copy of the Annual Report on Form 10-K of the Company for the fiscal year ending December 31, 2017, as filed with the SEC, including the financial statements and schedules thereto. Requests for copies of such Annual Report on Form 10-K or for information on how to obtain directions to be able to attend the Annual Meeting and vote in person should be directed to: PolyOne Center, 33587 Walker Road, Avon Lake, Ohio 44012, Attention: Secretary.

For the Board of Directors

PolyOne Corporation

LISA K. KUNKLE

Senior Vice President, General Counsel and

Secretary

March 29, 2018

62

APPENDIX A

Reconciliation of Non-GAAP Financial Measures (Unaudited)

(In millions, except per share data)

Senior management uses comparisons of Adjusted Net Income from Continuing Operations attributable to PolyOne shareholders and diluted adjusted Earnings Per Share (“EPS”) from continuing operations attributable to PolyOne shareholders, excluding special items, to assess performance and facilitate comparability of results. Senior management believes these measures are useful to investors because they allow for comparison to PolyOne’s performance in prior periods without the effect of items that, by their nature, tend to obscure PolyOne’s operating results due to the potential variability across periods based on timing, frequency and magnitude. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or solely as alternatives to, financial measures prepared in accordance with GAAP. Below is a reconciliation of these non-GAAP (as defined below) financial measures to their most directly comparable measures calculated and presented in accordance with United States Generally Accepted Accounting Principles.

	Year Ended December 31, 2017		Year Ended December 31, 2016
Reconciliation to Condensed Consolidated Statements of Income	$	EPS	$	EPS

Net income from continuing operations attributable to PolyOne shareholders	$173.5	$2.11	$166.4	$1.96
Special items, after tax (1), (2)	8.1	0.10	7.9	0.10

Adjusted net income / EPS – excluding special items	$181.6	$2.21	$174.3	$2.06

	Year Ended December 31, 2015		Year Ended December 31, 2014
Reconciliation to Condensed Consolidated Statements of Income	$	EPS	$	EPS

Net income from continuing operations attributable to PolyOne shareholders	$148.4	$1.67	$75.5	$0.81

Special items, after tax (1), (2)	9.3	0.11	56.4	0.60

Adjusted net income / EPS – excluding special items	$157.7	$1.78	$131.9	$1.41

			Year Ended December 31, 2013
Reconciliation to Condensed Consolidated Statements of Income			$	EPS

Net income from continuing operations attributable to PolyOne shareholders			$101.3	$1.05
Special items, after tax (1), (2)			(3.5)	(0.04)

Adjusted net income / EPS – excluding special items			$97.8	$1.01

A-1

Senior management uses operating income before special items to assess performance and allocate resources because senior management believes that this measure is useful in understanding current profitability levels and how it may serve as a basis for future performance. In addition, operating income before the effect of special items is a component of PolyOne annual and long-term employee incentive plans and is used in debt covenant computations. Senior management believes these measures are useful to investors because they allow for comparison to PolyOne’s performance in prior periods without the effect of items that, by their nature, tend to obscure PolyOne’s operating results due to the potential variability across periods based on timing, frequency and magnitude. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or solely as alternatives to, financial measures prepared in accordance with GAAP. Below is a reconciliation of this non-GAAP financial measure to the most directly comparable measure calculated and presented in accordance with GAAP.

	Year Ended December 31,
Reconciliation to Consolidated Statements of Income	2017	2016

Operating income - GAAP	277.5	286.3
Special items in operating income (1)	32.5	23.6

Operating income adjusted	$310.0	$309.9

Liquidity is calculated as follows:

As of December 31,
2017
Cash and cash equivalents	$243.6
Revolving credit availability	330.3

Liquidity	$573.9

(1)	Special items are a non-GAAP financial measure and are used to determine adjusted earnings. Special items include charges related to specific strategic initiatives or financial restructuring, such as: consolidation of operations; debt extinguishment costs; costs incurred directly in relation to acquisitions or divestitures; employee separation costs resulting from personnel reduction programs, plant realignment costs; executive separation agreements; asset impairments; mark-to-market adjustments associated with actuarial gains and losses on pension and other post-retirement benefit plans; environmental remediation costs, fines, penalties and related insurance recoveries related to facilities no longer owned or closed in prior years; gains and losses on the divestiture of operating businesses, joint ventures and equity investments; gains and losses on facility or property sales or disposals; results of litigation, fines or penalties, where such litigation (or action relating to the fines or penalties) arose prior to the commencement of the performance period; one-time, non-recurring items; and the effect of changes in accounting principles or other such laws or provisions affecting reported results.

(2)	Tax adjustments include the net tax expense/benefit from one-time income tax items, the set-up or reversal of uncertain tax position reserves and deferred income tax valuation allowance adjustments.

A-2

POLYONE CORPORATION 33587 WALKER ROAD AVON LAKE, OH 44012

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. eastern time on May 16, 2018. Have your proxy and voting instruction card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you may consent to receiving all future proxy statements, proxy and voting instruction cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. eastern time on May 16, 2018. Have your proxy and voting instruction card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy and voting instruction card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E40389-P01099	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY AND VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.

POLYONE CORPORATION					For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3.
					☐	☐	☐
1.	Election of Directors:
	Nominees:
	01)	Robert E. Abernathy	06)	Kim Ann Mink
	02)	Richard H. Fearon	07)	Robert M. Patterson
	03)	Gregory J. Goff	08)	William H. Powell
	04)	William R. Jellison	09)	Kerry J. Preete
	05)	Sandra B. Lin	10)	William A. Wulfsohn

									For	Against	Abstain

2.	Approval, on an advisory basis, of named executive officer compensation.								☐	☐	☐

3.	Ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the year ending December 31, 2018.								☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY AND VOTING INSTRUCTION CARD WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

For address changes and/or comments, please check this box and write them on the back where indicated.							☐

Please indicate if you plan to attend this meeting.					☐	☐

					Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

PolyOne Corporation

2018 ANNUAL MEETING OF SHAREHOLDERS

Thursday, May 17, 2018

9:00 a.m.

PolyOne Corporation Headquarters

33587 Walker Road

Avon Lake, Ohio 44012

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — —

E40390-P01099

POLYONE CORPORATION

This proxy and voting instruction card is solicited by the Board of Directors for use at and in connection with the Annual Meeting of Shareholders on May 17, 2018.

The shares of common stock held will be voted as you specify on the reverse side.

If no choice is specified, this proxy and voting instruction card will be voted FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3.

By signing this proxy and voting instruction card, you revoke all prior proxies and appoint Lisa K. Kunkle, Bradley C. Richardson, and João José San Martin, and each of them, with full power of substitution, to vote the common shares of PolyOne Corporation, held of record on March 20, 2018, on the matters shown on the reverse side hereof and on any other matters that may come before the Annual Meeting of Shareholders and all adjournments.

IMPORTANT NOTICE TO PARTICIPANTS IN THE POLYONE RETIREMENT SAVINGS PLAN AND POLYONE CANADA INC. RETIREMENT SAVINGS PROGRAM:

As a participant under either the PolyOne Retirement Savings Plan or the PolyOne Canada Inc. Retirement Savings Program (each a "Plan" and together the "Plans"), John Hancock Retirement Plan Services and Sun Life Financial, each as Trustee of one of the Plans, have been requested to forward you important information concerning your rights as a participant in either of these Plans. The number of common shares you are eligible to direct the applicable Trustee to vote is based on your balance in the applicable Plan (based on your balance in the PolyOne Stock Fund) on March 20, 2018, the record date for the determination of shareholders eligible to vote at the Annual Meeting of Shareholders to be held on May 17, 2018.

We encourage you to exercise your rights under either of the Plans. Please review the enclosed documents carefully before deciding how to direct the applicable Trustee. Because the common shares in the Plans are registered in the name of the applicable Trustee, you will not be able to direct the common shares attributable to your interest in either Plan in person at the Annual Meeting of Shareholders. To give a proper direction, you must vote by returning this completed proxy and voting instruction card, signed and dated, in the enclosed envelope or by following telephone or internet voting procedures set forth in this proxy and voting instruction card. Directions must be received by May 15, 2018.

If you give a proper direction, the applicable Trustee will vote the common shares attributable to your interest in either of the Plans as you direct, unless otherwise required by law. If you do not give a proper direction, the applicable Trustee will vote the common shares attributable to your interest in the same proportion as the proper directions that the Trustee does receive, unless otherwise required by law.

Directions received after May 15, 2018 will not be counted for common shares held in the Plans. Your direction to either of the Trustees is confidential and will not be disclosed unless required by law.

As a participant under either the PolyOne Retirement Savings Plan or the PolyOne Canada Inc. Retirement Savings Program, I hereby direct John Hancock Retirement Plan Services as Trustee of the PolyOne Retirement Savings Plan or Sun Life Financial as Trustee of the PolyOne Canada Inc. Retirement Savings Program to vote (in person or by proxy), as designated on the reverse side, the whole number of common shares of PolyOne Corporation that are held by the applicable Trustee and attributable to my interest in the applicable Plan on March 20, 2018, and also a proportionate number of shares as of such date to which no directions have been received, at the Annual Meeting of Shareholders to be held on May 17, 2018.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
See reverse for voting instructions.